As filed with the Securities and Exchange Commission on October 31, 2002

Registration No. 333-98347

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 2

TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCEANIC EXPLORATION COMPANY
(Exact name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	1330 (Primary Standard Industrial Classification Code No.)	84-0591071 (I.R.S. Employer Identification Number)

7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330
(Address and telephone number of principal executive offices and principal place of business)

CHARLES N. HAAS, PRESIDENT
OCEANIC EXPLORATION COMPANY
7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330
(Name, address and telephone number of agent for service)

Copies of communications to:
RICHARD T. BEARD, ESQ.
JEANENE F. PATTERSON, ESQ.
Callister Nebeker & McCullough
Gateway Tower East, Suite 900
10 East South Temple
Salt Lake City, UT 84133
(801) 530-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2002

PROSPECTUS

OCEANIC EXPLORATION COMPANY
21,000,000 Shares of Common Stock
Issuable Upon Exercise of Subscription Rights

•	Oceanic Exploration is distributing non-transferable, irrevocable subscription rights to purchase shares of common stock in this rights offering to persons who owned shares of our common stock on November 7, 2002.

•	You will receive 2.1177565 subscription rights for each share of common stock you owned on November 7, 2002, rounded up to the next whole subscription right. Each whole subscription right entitles you to purchase one share of common stock for $.15.

•	If you exercise all of your subscription rights, you may elect to purchase additional shares at the same price. The exercise of such over-subscription privilege is non-transferable and irrevocable. NWO Resources, Inc. and its major stockholder, Cordillera Corporation, two of our principal stockholders, have stated their intention to exercise their subscription rights, thereby purchasing 11,558,668 shares, and have also indicated that they may purchase any additional shares that are not subscribed for by other stockholders. NWO Resources, Inc. and Cordillera Corporation are considered to be acting as underwriters of the rights offering. They are, however, not obligated to exercise their subscription rights or to purchase additional shares.

•	The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Denver, Colorado Time, on December 16, 2002. Common stock issued upon exercise of the rights will be delivered within 15 business days after the expiration of the rights offering. We reserve the right to extend the rights offering up to an additional 30 days and to cancel the rights offering at any time. If the rights offering is terminated, any funds you paid will be refunded within 15 business days. There is no minimum that we must sell in order to complete the offering. The rights offering is being made on an any or all basis. This means that Oceanic Exploration may accept any subscription received, and you will not have the right to receive a refund of funds you pay, even if all 21,000,000 shares of common stock offered are not subscribed for in the rights offering.

•	The subscription rights may not be sold or transferred and will not be listed for trading on any stock exchange. Our common stock is not listed on any exchange. The last sale price of our common stock on October 21, 2002 was $.15.

•	We will spend a majority of the net proceeds from the rights offering pursuing our legal claims to an offshore concession to explore for and develop oil and gas in an area between East Timor and Australia and on commercial opportunities in East Timor.

The exercise of the subscription rights involves substantial risk. For a discussion of certain factors that should be considered in evaluating an investment in the securities offered, see “Risk Factors” beginning on page 7.

	Subscription Price	Discount and	Net Proceeds[1]
		Commissions

Per Share	$.15	None	$.15

Total[2]	$3,150,000	None	$3,150,000

[1]	Before deducting estimated expenses of the offering of $136,000 payable by us.

[2]	Up to 3,000 additional shares of common stock may be issued solely in connection with the rounding up of shares, if any. If these shares are issued in full the Net Proceeds will be $3,150,450.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November __, 2002

PROSPECTUS SUMMARY
QUESTIONS AND ANSWERS ABOUT OCEANIC EXPLORATION
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
SUMMARY FINANCIAL INFORMATION
RISK FACTORS
Risk Factors Relating to the Offering of Subscription Rights
Risk Factors Relating to Oceanic Exploration
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
ABOUT THE RIGHTS OFFERING
Reason for the Rights Offering
The Subscription Rights
Basic Subscription Privilege
Over-Subscription Privilege
No Recommendations
Expiration Date
Cancellation Right
Non-transferability of Subscription Rights
Exercise of Subscription Rights
Method of Payment
Shares Held for Others
Ambiguities in Exercise of Subscription Rights
Regulatory Limitation
Our Decision Binding
No Revocation
Rights of Subscribers
Shares of Common Stock Outstanding After the Rights Offering
Fees and Expenses
Important
IF YOU HAVE ANY QUESTIONS
PLAN OF DISTRIBUTION
FEDERAL INCOME TAX CONSIDERATIONS
General
Taxation of Stockholders
STATE AND FOREIGN SECURITIES LAWS
RESALE OF COMMON STOCK
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
BUSINESS OF OCEANIC EXPLORATION
Oil and Gas
Alliance Employment Solutions
Management Services
Governmental Approvals and Regulations
NWO Resources, Inc. Line of Credit
PROPERTIES
Greece
Republic of China (Taiwan)
Timor Gap
Finney County, Kansas
Other
LEGAL PROCEEDINGS
MARKET FOR COMMON STOCK
CAPITALIZATION
DIVIDENDS
AVAILABILITY OF OIL AND GAS RESERVE INFORMATION
OIL AND GAS REVENUE AND COST INFORMATION
OTHER OIL AND GAS INFORMATION
SELECTED FINANCIAL DATA
Statement Of Earnings Data
Balance Sheet Data
Goodwill and Other Intangible Assets — Adoption of Statement 142
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Critical Accounting Policies
Liquidity and Capital Resources
Results of Operations
Effect of Recently Issued Accounting Standards
DESCRIPTION OF CAPITAL STOCK
Common Stock
Preferred Stock
Penny Stock Regulation
Transfer Agent
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Exercise of Subscription Rights and Over-Subscription Privilege
Management Agreements
Officer Fees
Officer’s Family Compensation
NWO Resources, Inc. Line of Credit
Employee Benefit Plans
Lease of Office Space
General
INDEMNIFICATION OF OFFICERS AND DIRECTORS
LEGAL MATTERS
EXPERTS
IF YOU WOULD LIKE MORE INFORMATION
CONSOLIDATED BALANCE SHEETS
APPENDIX I
Item 27. Exhibits
EX-5.1 Opinion of Callister Nebecker & McCullough
EX-23.1 Consent of KPMG LLP

         No person is authorized to give any rights offering information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Oceanic Exploration since the date hereof or that the information contained by reference herein is correct as of any time subsequent to its date.

For California Residents:

         This rights offering is limited to stockholders who satisfy the following suitability standards:

         (i)  the stockholder has a net worth of $200,000 or more (exclusive of home, furnishings and automobile); or

         (ii)  the stockholder has at least $50,000 of annual gross income and $75,000 of liquid net worth.

PROSPECTUS SUMMARY	1

QUESTIONS AND ANSWERS ABOUT OCEANIC EXPLORATION	1

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING	2

SUMMARY FINANCIAL INFORMATION	6

RISK FACTORS	7

Risk Factors Relating to the Offering of Subscription Rights	7

Risk Factors Relating to Oceanic Exploration	8

A WARNING ABOUT FORWARD-LOOKING STATEMENTS	12

ABOUT THE RIGHTS OFFERING	12

Reason for the Rights Offering	12

The Subscription Rights	12

Basic Subscription Privilege	13

Over-Subscription Privilege	13

No Recommendations	14

Expiration Date	14

Cancellation Right	14

Non-transferability of Subscription Rights	14

Exercise of Subscription Rights	14

Method of Payment	15

Shares Held for Others	15

Ambiguities in Exercise of Subscription Rights	15

Regulatory Limitation	16

Our Decision Binding	16

No Revocation	16

Rights of Subscribers	16

Shares of Common Stock Outstanding After the Rights Offering	16

Fees and Expenses	17

Important	17

i

IF YOU HAVE ANY QUESTIONS	17

PLAN OF DISTRIBUTION	17

FEDERAL INCOME TAX CONSIDERATIONS	18

General	18

Taxation of Stockholders	18

STATE AND FOREIGN SECURITIES LAWS	19

RESALE OF COMMON STOCK	19

USE OF PROCEEDS	20

DETERMINATION OF OFFERING PRICE	21

BUSINESS OF OCEANIC EXPLORATION	21

Oil and Gas	22

Alliance Employment Solutions	23

Management Services	24

Governmental Approvals and Regulations	24

NWO Resources, Inc. Line of Credit	25

PROPERTIES	25

Greece	25

Republic of China (Taiwan)	26

Timor Gap	27

Finney County, Kansas	28

Other	29

LEGAL PROCEEDINGS	29

MARKET FOR COMMON STOCK	30

CAPITALIZATION	32

DIVIDENDS	33

AVAILABILITY OF OIL AND GAS RESERVE INFORMATION	33

OIL AND GAS REVENUE AND COST INFORMATION	33

OTHER OIL AND GAS INFORMATION	33

SELECTED FINANCIAL DATA	34

Statement Of Earnings Data	34

Balance Sheet Data	34

Goodwill and Other Intangible Assets — Adoption of Statement 142	35

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	35

Critical Accounting Policies	35

Liquidity and Capital Resources	36

Results of Operations	37

Effect of Recently Issued Accounting Standards	40

DESCRIPTION OF CAPITAL STOCK	41

Common Stock	41

Preferred Stock	41

Penny Stock Regulation	42

Transfer Agent	43

DIRECTORS AND EXECUTIVE OFFICERS	43

EXECUTIVE COMPENSATION	44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46

Exercise of Subscription Rights and Over-Subscription Privilege	46

Management Agreements	47

Officer Fees	48

Officer’s Family Compensation	48

ii

NWO Resources, Inc. Line of Credit	48

Employee Benefit Plans	48

Lease of Office Space	49

General	49

INDEMNIFICATION OF OFFICERS AND DIRECTORS	49

LEGAL MATTERS	50

EXPERTS	50

IF YOU WOULD LIKE MORE INFORMATION	50

CONSOLIDATED BALANCE SHEETS	F-1

APPENDIX I	I-1

iii

PROSPECTUS SUMMARY

         This section answers in summary form some questions you may have about Oceanic Exploration and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “If You Would Like More Information.”

QUESTIONS AND ANSWERS ABOUT OCEANIC EXPLORATION

What is Oceanic Exploration?

         We were established in 1969 as a Delaware corporation and historically have been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected areas of the world. Subsequent to purchase, we conduct exploration activities thereon, including seismic and other geophysical evaluation and exploratory drilling where appropriate. We are not currently conducting exploration activities and we do not expect to receive any revenue from oil and gas properties in 2002. We are currently actively pursuing legal claims related to our disputed oil and gas concession in the Timor Gap between East Timor and Australia. We spent $1,121,446 and $1,511,625 during the six months ended June 30, 2002 and the year ended December 31, 2001, respectively, pursuing these claims. We will spend a majority of the net proceeds from the rights offering pursuing these claims. We expect that expenses relating to the claims will continue to be significant until our claims are resolved by final judgment or settlement.

         Effective March 31, 2000, we purchased the employment operations and certain assets of Alliance Services Associates, Inc., an employment agency located in San Diego, California and a wholly owned subsidiary of Alliance Staffing Associates, Inc. We operate the business through our wholly owned division, Alliance Employment Solutions, through which we offer employment solutions to clients’ needs for executive search, professional and technical placement, human resources consulting, site management and contract staffing.

         Approximately 24% of our revenue during the six months ended June 30, 2002 came from services provided to corporations affiliated with our Chairman of the Board of Directors and Chief Executive Officer. These services are provided on a cost plus 5% of the cost mark up basis. One of these entities, Cordillera Corporation, is our principal beneficial stockholder.

Where are we located?

         Our principal executive offices are located at

Oceanic Exploration Company 7800 East Dorado Place, Suite 250 Englewood, CO 80111 (303) 220-8330

Who Controls Oceanic Exploration?

         NWO Resources, Inc. and Cordillera Corporation own 49.5% and 5.5%, respectively, of our outstanding shares of common stock. NWO Resources, Inc., is a closely held holding company that owns interests in a gas utility company. Cordillera Corporation is a closely held holding company that owns interests in companies engaged in real estate, oil and gas and airport general aviation activities.

Our Chief Executive Officer and Chairman of the Board of Directors, James N. Blue, is chairman of the board of directors and president of Cordillera Corporation, the major stockholder of NWO Resources, Inc. He is also chairman of the board of directors and president of NWO Resources, Inc. Through affiliates, Mr. Blue indirectly beneficially holds a majority of the common stock of Cordillera Corporation. If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If the rights are not exercised by any other stockholder and NWO Resources, Inc. and Cordillera Corporation purchase all shares of common stock not purchased by other stockholders, NWO Resources, Inc. will control approximately 77.0% and Cordillera Corporation will control approximately 8.6% of the issued common stock.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering?

         A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain and possibly increase your current percentage ownership.

What is a subscription right?

         We are distributing to you, at no charge, 2.1177565 subscription rights for every share of our common stock that you owned as a holder of record on November 7, 2002. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our common stock for $.15. When you “exercise” a subscription right that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give away, transfer or sell your subscription rights. Only you may exercise your subscription rights.

What is the basic subscription privilege?

         The basic subscription privilege of each whole subscription right entitles you to purchase one share of our common stock at a subscription price of $.15.

What is the over-subscription privilege?

         We do not expect that all of our stockholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our stockholders, we are providing for the purchase of those shares that are not purchased through exercise of basic subscription privileges. The over-subscription privilege of each subscription right entitles you, if and when you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at a subscription price of $.15 per share.

What are the limitations on the over-subscription privilege?

         If sufficient shares are available in the rights offering, we will honor all over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among stockholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing stockholders through the exercise of their basic subscription privilege. NWO Resources, Inc. and its major stockholder, Cordillera Corporation, two of our principal stockholders, have stated their intention to purchase any additional shares that are not subscribed for by other stockholders in the rights offering, to the extent such shares are available. They have indicated that there is no minimum number of shares that other stockholders must subscribe for before they will consider purchasing the additional shares. NWO Resources, Inc. and Cordillera Corporation are, however, not obligated to exercise their basic subscription rights or to purchase any additional shares that are not subscribed for by other stockholders and may decide not to do so. NWO Resources, Inc. and Cordillera Corporation are considered to be acting as underwriters of the rights offering.

Why are we engaging in a rights offering and how will the proceeds be used?

         We are making this rights offering with the intention of raising up to approximately $3,150,000. A majority of the proceeds from the rights offering will be used to pursue the claims of our subsidiary, Petrotimor Companhia de Petroléos, S.A.R.L. (which we refer to in this prospectus as “Petrotimor”), against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating within the Timor Gap area, regarding Petrotimor’s oil and gas concession in the Timor Gap and to pursue commercial opportunities in East Timor in connection with our underlying rights and our Application for Expansion of Seabed Concessions filed with the transitional government of East Timor. The remaining proceeds will be used to fund future operations, including those of our employment services division. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us.

What is the Board of Directors recommendation regarding the rights offering?

         We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

How many shares may I purchase?

         You will receive 2.1177565 subscription rights for each share of common stock that you owned on November 7, 2002. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock for $.15. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. In your subscription agreement, you may request to purchase as many additional shares as you wish for $.15 per share. We may honor all of these over-subscription requests, but if not, you may not be able to purchase as many shares as you requested in your subscription agreement. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

How did we arrive at the $.15 per share subscription price?

         Independent members of our Board of Directors set all of the terms and conditions of the rights offering, including the subscription price. The $.15 subscription price was based on the strategic alternatives available to us for raising capital, the lack of trading volume in our stock, the market price of our common stock before and after the announcement of the rights offering, our business prospects and general conditions in the securities markets.

How do I exercise my subscription rights?

         You must properly complete the attached subscription agreement and deliver it to Oceanic Exploration before 5:00 p.m., Denver, Colorado Time on December 16, 2002 (the “Expiration Date”). The address for Oceanic Exploration is on page 1.

How do I pay for my shares?

         Your subscription agreement must be accompanied by proper payment for each share that you wish to purchase pursuant to both your basic and over-subscription privileges.

How long will the rights offering last?

         You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., Denver, Colorado Time, on the Expiration Date of December 16, 2002, the subscription rights will expire. We may, in our discretion, decide to extend the rights offering up to an additional 30 days.

What if my shares are not held in my name?

         If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you.

         If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering.

After I exercise my subscription rights, can I change my mind and cancel my purchase?

         No. Once you send in your subscription agreement and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $.15 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $.15 per share.

Is exercising my subscription rights risky?

         The exercise of your subscription rights involves significant risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Risks associated with our common stock include risks that we have incurred material net losses, that we have no oil and gas operations or revenues, that we are incurring significant costs in connection with legal claims related to our East Timor concession, that we may be unsuccessful in obtaining recognition of the East Timor concession and that we are controlled by our principal stockholders. Risks specific to the rights offering include risks that the offering price was not based on an independent valuation and our stock price may decline below the offering price, that your percentage ownership of Oceanic may be diluted in the offering, that you will not earn interest on funds tendered on subscription and that the proceeds of the rights offering may not be sufficient to satisfy all of our capital needs. You should carefully consider the risks described under the heading “Risk Factors,” beginning on page 7.

Must I exercise any subscription rights?

         No. You are not required to exercise your subscription rights or take any other action.

What happens if I choose not to exercise my subscription rights?

         You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of Oceanic Exploration that you own will diminish, and your voting and other rights will be diluted.

Can I sell or give away my subscription rights?

         No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable by operation of law such as to the estate of a recipient upon the death of the recipient.

What happens to my rights if I sell or transfer my shares after the record date and prior to exercising my subscription rights?

         You may exercise your rights even if you have sold or transferred your shares of common stock after the record date and prior to exercising your subscription rights. Your subscription rights will not be forfeited.

What are the Federal Income Tax consequences of exercising my subscription rights?

         The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor.

When will I receive my new shares?

         If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares within 15 business days after the Expiration Date, which Expiration Date may be extended up to 30 days.

Can the Board of Directors extend or cancel the rights offering?

         Yes. The Board of Directors may decide to extend the rights offering up to an additional 30 days or cancel the rights offering at any time, on or before December 16, 2002, for any reason. If the rights offering is cancelled, any funds you paid will be refunded within 15 business days.

How much money will Oceanic Exploration receive from the rights offering?

         If we sell all the shares being offered, we will receive gross proceeds of approximately $3,150,000. We are offering shares in the rights offering with no minimum purchase requirement. The rights offering is being made on an any or all basis, which means that Oceanic Exploration may accept any subscription received even if all 21,000,000 shares of common stock offered are not subscribed for in the rights offering. As a result there is no assurance we will be able to sell all or any of the shares being offered. However, NWO Resources, Inc. and its major stockholder, Cordillera Corporation, two of our principal stockholders, have indicated their intention to exercise fully their basic subscription rights and to purchase all of the shares that are not subscribed for in the rights offering by other stockholders. NWO Resources, Inc. and Cordillera Corporation are, however, not obligated to exercise their basic subscription rights or to purchase any additional shares that are not subscribed for by other stockholders and may decide not to do so.

How many shares will be outstanding after the rights offering?

         The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 21,000,000 shares of common stock. In that case, we will have approximately 30,916,154 shares of common stock outstanding after the rights offering.

How do the “penny stock” rules affect my ability to resell shares after exercising my rights in the rights offering?

         Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The burdens imposed upon stockbrokers under the penny stock rules discourage stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

What if I have more questions?

         If you have more questions about the rights offering, please contact our Secretary, Janet A. Holle, at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111 or by telephone at (303) 220-8330.

SUMMARY FINANCIAL INFORMATION

         The following table sets forth our summary financial data. The summary financial data in the table is derived from our financial statements. You should read the data in conjunction with the financial statements, related notes and other financial information included therein.

	Year Ended December 31,		Six Months Ended June 30,

	2001	2000	2002	2001

Statement of Earnings Data

Revenue	$3,410,915	$12,637,197	$1,622,293	$1,692,465

Costs & Expenses	6,374,697	4,513,515	3,345,130	2,778,959

Income (Loss) before Income Taxes	(2,963,782)	8,123,682	(1,722,837)	(1,086,494)

Net Income (Loss)	(2,927,559)	7,901,385	(1,722,837)	(1,051,679)

Earnings (Loss) per Share of Common Stock	(0.30)	0.80	(0.17)	(0.11)

	December 31, 2001	June 30, 2002

	Actual	Actual	As Adjusted[1]

Balance Sheet Data

Net working capital	$1,974,499	$297,126	$3,347,126

Total Assets	3,739,180	1,890,916	4,940,916

Stockholders’ equity	2,655,407	932,570	3,982,570

[1]	As adjusted to give effect to the sale of 21,000,000 shares of common stock offered hereby at an assumed offering price of $.15 per share and the application of the estimated net proceeds therefore. See “Use of Proceeds” and “Capitalization.”

RISK FACTORS

         Investing in our common stock involves substantial risks. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this prospectus before deciding to exercise your subscription rights and purchase our common stock.

Risk Factors Relating to the Offering of Subscription Rights

         The market price of our common stock may decline. We cannot assure you that the public trading market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock goes below $.15, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the market. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price.

         Determination of the subscription price was not based on an independent valuation and may not be the true value of the shares. We did not set any of the terms and conditions of the rights offering, including the subscription price, based on an independent valuation of Oceanic Exploration. The $.15 subscription price was based on the strategic alternatives available to us for raising capital, the market price of our common stock before and after the announcement of the rights offering, the lack of trading volume in our stock, our business prospects and the general conditions in the securities markets. The subscription price does not necessarily bear any relationship to our past operations, cash flows, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of Oceanic Exploration or our common stock. See “Determination of Offering Price.”

         You will not be able to revoke your exercise of subscription rights. Once you exercise your subscription rights, you may not revoke the exercise.

         Your percentage ownership of Oceanic Exploration may be diluted. If you do not exercise all of your basic subscription rights, you may suffer significant dilution of your percentage ownership of Oceanic Exploration relative to stockholders who fully exercise their subscription rights. For example, if you own 100,000 shares of common stock before the rights offering, or approximately 1.0% of the equity of Oceanic Exploration, and you exercise none of your subscription rights while all other subscription rights are exercised through the basic subscription privilege or over-subscription privilege, then the percentage ownership represented by your 100,000 shares will be reduced to approximately 0.3%.

         You may not be able to sell your shares of common stock immediately upon expiration of the rights offering. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered within 15 business days after the December 16, 2002 expiration of the rights offering, which may be extended up to 30 days.

         The rights offering may be canceled and funds returned without interest. If we elect to cancel the rights offering, we will have no obligation with respect to the subscription rights except to return, without interest, any subscription payments.

         You will not earn interest on any funds delivered to us to exercise the rights. We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

         Our need for capital may not be satisfied by the rights offering. We intend to raise approximately $3,150,000 by making this rights offering, but no assurance can be given that we will be able to do so. Because there is no established minimum purchase requirement, we may complete the rights offering without having raised the full $3,150,000. If we do not raise the full $3,150,000, our ability to pursue the Petrotimor litigation will be limited and we will not be able to fund the ongoing operations to the extent contemplated in this prospectus, including our employment services business. Other than our demand promissory note with NWO Resources, Inc., which allows us to borrow up to $500,000, we do not have any commitments for raising either debt or equity capital. We cannot assure you that the funds from this rights offering will be sufficient to fund operations and pursue the Petrotimor litigation. Even if all of the $3,150,000 is raised in this rights offering, we will likely need more capital to fund our operations after 2004. Such additional financing will present additional risks to our stockholders, depending on the price and terms attached to such funding. See “Use of Proceeds.”

Risk Factors Relating to Oceanic Exploration

         We have suffered recurring material net losses. We have suffered recurring material net losses and losses from operations during the most recent interim period and in recent fiscal years. Cumulative net losses for the period from April 1, 1996 through December 31, 1999 were $1,231,397. Although we had net income of $7,901,385 for the year ended December 31, 2000 as a result of our settlement of litigation, we had a net loss of $2,927,559 for the year ended December 31, 2001 and a net loss of $1,722,837 for the first six months of 2002.

         Because we are subject to the “penny stock” rules, the level of trading activity in our stock may be reduced which may make it difficult for investors to sell their shares. Our common stock is penny stock as defined by the Exchange Act. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The inability of institutional investors to trade our common stock and the additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

         We face significant competition. The oil and gas industry is competitive, and we must compete with many long-established companies having far greater resources and operating experience. Furthermore, the demand for financing of oil and gas and mineral exploration and development programs substantially exceeds the available supply, and we compete with other exploration and development companies of far greater means for the available funds.

         The employment agency industry in San Diego is very competitive with several large international and national agencies doing business in the area in addition to multiple local and regional agencies.

         Our business in the oil and gas industry is subject to price volatility and foreign risks. Oil and gas exploration activities, especially in foreign areas, are subject to a wide variety of risks that affect not only the concessions themselves but also their salability (whether of partial interests or otherwise) to third parties. The industry is also subject to fluctuations in the price of and the demand for oil and gas.

         We currently have no oil and gas operations or revenues but have increasing costs associated with exploration activities, which are primarily legal expenses related to our concession in East Timor. Historically, our most significant source of revenue has been our 15% net profits interest in certain oil and gas producing properties offshore Greece, which was shut in during November 1998. We have not generated any revenues from oil and gas operations for the past three fiscal years and there is no assurance oil and gas revenue will be generated in the future. We are currently actively pursuing legal claims related to our disputed oil and gas concession in the Timor Gap between East Timor and Australia. We spent $1,121,446 and $1,511,625 during the six months ended June 30, 2002 and the year ended December 31, 2001, respectively, pursuing these claims. We will spend a majority of the net proceeds from the rights offering pursuing these claims. We expect that expenses relating to the claims will continue to be significant until our claims are resolved by final judgment or settlement.

         The employment agency business is focused in a narrow industry segment and subject to local and national economic conditions. The employment agency industry is affected, to a large extent, by trends in national or local economic conditions. During periods of slowing economic activity or high unemployment, many companies reduce their usage of temporary staffing employees before laying off regular employees. Our clients change on a regular basis and are not bound by any long term contracts to use our services. Substantially all of our revenues from our employment agency division are presently derived from operations in San Diego, California. Furthermore, our employment activities are currently focused in the light clerical and technical segments of the employment industry. Deteriorating economic conditions in the region or in this narrow industry segment could materially adversely affect Alliance Employment Solutions’ business, financial condition and results of operations.

         Foreign operations subject to risks such as nationalization, jurisdictional disputes, civil unrest, taxation and price and demand fluctuations. Our oil and gas concessions are generally located in territories controlled by foreign governments. As a result the concessions may be subject to the following risks:

•	Potential expropriation or nationalization of concessions or facilities by foreign governments

•	Jurisdictional disputes between foreign governments concerning areas in which our concessions are located

•	Civil unrest or significant political changes in foreign countries in which we hold concessions

•	Taxation by foreign governments of our income derived within their jurisdiction or other forms of tax combined with uncertainties over the availability in the United States of foreign tax credits for taxes actually paid to foreign governments

•	Application of foreign procedural or substantive laws

•	Fluctuations in the price of and the demand for oil and gas

         Certain of our properties, including those in Greece, Taiwan and the East Timor Gap, are subject to current disputes between foreign governments that have essentially, in addition to our lack of funds, precluded development of those properties. There is no assurance that such disputes will be resolved in a timely manner.

         We do not intend to pay dividends on the common stock in the foreseeable future. We have never paid a dividend on our common stock and do not intend to do so in the foreseeable future. Any future payment of dividends by us is subject to the discretion of the Board of Directors.

         We are controlled by our principal stockholders. Two of our principal stockholders, NWO Resources, Inc. and Cordillera Corporation, currently own 49.5% and 5.5% respectively of our common stock. If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If the rights are not exercised by any other stockholder and NWO Resources, Inc. and Cordillera Corporation purchase all shares of common stock not purchased by other stockholders, NWO Resources, Inc. will control approximately 77.0% and Cordillera Corporation will control approximately 8.6 % of the issued common stock. In such event, NWO Resources, Inc. and Cordillera Corporation would substantially increase their ownership and all of our current shareholders, except for NWO Resources, Inc. and Cordillera Corporation, would be substantially diluted in percentage ownership of Oceanic Exploration. Our Chairman of the Board of Directors and Chief Executive Officer, Mr. Blue, is chairman of the board of directors, president and the indirect beneficial owner of a majority of the common stock of Cordillera Corporation, which is the major stockholder of NWO Resources, Inc. Mr. Blue is the chairman of the board and president of NWO Resources, Inc.

         There are conflicts of interest between us and our management and their affiliates. There have been material transactions between Oceanic Exploration and our management and their affiliates, some of which cannot be deemed to have been the result of arm’s length negotiations. We provide services to Cordillera Corporation, Points Four World Travel, Inc. and San Miguel Valley Corporation and, until September 1, 2002 when services were terminated by mutual agreement, Global Access Telecommunications, Inc. James N. Blue, our Chairman of the Board of Directors and Chief Executive Officer, is affiliated with each of these corporations. In addition, Mr. Blue receives officers’ fees of $5,000 per month for his services as Chairman of the Board of Directors and Chief Executive Officer. He is president and a director of NWO Resources, Inc. and chairman of the board of directors, president and an indirect beneficial owner of a majority of the common stock of Cordillera Corporation, our major stockholders. Mr. Blue’s son, Karsten Blue, performs services for us on the East Timor project on a monthly basis for which we pay his employer, Cordillera Corporation, up to $65,000 per year. Karsten Blue provided and will continue to provide assistance in coordinating the various activities relating to the commercial opportunity in East Timor, including, but not limited to, coordinating public relations services in East Timor by assisting in the publicity of the Timor Gap issue seeking East Timor public opinion for an Oceanic concession. We also have a $500,000 demand promissory note establishing a line of credit with NWO Resources, Inc., our principal stockholder, which was established on August 15, 2002. The terms were not negotiated at arm’s length. We lease our office building in Englewood, Colorado from a company indirectly owned and controlled by Mr. Blue. See “Certain Relationships and Related Transactions” for further information about these conflicts.

         We may be unsuccessful with respect to our pending legal proceedings and pursuit of commercial opportunities in East Timor. No government of East Timor has recognized our concession in East Timor other than Portugal, which granted the concession in December 1974 when East Timor was under its control. Portugal has recognized the fact that Petrotimor’s contractual obligations under the concession were suspended on August 9, 1975 by force majeure when East Timor was illegally invaded and occupied by Indonesia. This force majeure status remained in effect until at least October 25, 1999. We brought suit in the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating in the area to seek a ruling that entering into the Timor Gap Treaty by the government of Australia on December 11, 1989, was outside of the power of the Commonwealth of Australia with the result that the treaty, which claims to grant the concession to the Phillips Petroleum companies, and the legislation of the Australian Parliament is void or invalid. Our interest in East Timor is subject to this complex legal proceeding. In order to retain our interest or recover compensation for our interest, we must be successful in our current litigation. Concurrently with pursuing such litigation, we are endeavoring to achieve recognition of our rights by the new government in East Timor.

         If we are unsuccessful in our legal proceedings, do not receive damages for our claims, and do not achieve recognition in East Timor, we may have no further interest in East Timor and will have incurred substantial legal and other expenses over a protracted period of time in trying to protect our rights. The parties involved in the legal proceedings have substantial resources and have contested our claims. While we believe there is a reasonable possibility of prevailing in the litigation, the ultimate outcome of the lawsuit cannot be determined at this time. The Federal Court of Australia in which the litigation is filed has taken under advisement a motion to dismiss our suit on the basis that the court does not have jurisdiction over the subject of the suit. If we are not able to obtain a favorable outcome on this motion, our suit may be dismissed. It may take a substantial amount of time and resources to determine if we have a claim in the Australian court. Ultimately, we must obtain a final judgment or settlement of the suit or achieve recognition of our rights by the new government in East Timor in order to recover the benefits of our concession in East Timor.

         If we are successful in having the Timor Gap Treaty declared void, we may be entitled to such damages as might be decided by the federal court. Alternatively, we may still establish an entitlement to the historical benefits of our concession with the current government of East Timor. An article carried on the Dow Jones Newswire on September 26, 2002 quotes a “senior East Timor government official” as stating that the East Timorese government does not recognize the concession. We have not been advised by the government of East Timor of the status of our concession. At this time we are unable to assess the outcome of both the suit and the recognition of our concession with the current government of East Timor. See “Legal Proceedings.”

         Even if we are successful in obtaining recognition and entitlement to the benefits of the concession, the ultimate value of the concession cannot be determined at this time.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Any statements contained in this prospectus that are not statements of historical fact are forward-looking statements. You can identify these statements by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information and are based on certain assumptions and analyses made by Oceanic Exploration in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as uncertainties in cash flow, expected costs of litigation, the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, fluctuations in the economic environment and other such matters, many of which are beyond our control. You are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.

ABOUT THE RIGHTS OFFERING

         Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 7.

Reason for the Rights Offering

         We are making this rights offering with the intention of raising up to approximately $3,150,000. A majority of the proceeds from the rights offering will be used to pursue the claims of Petrotimor against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating within the Timor Gap area, regarding Petrotimor’s oil and gas concession in the Timor Gap and to pursue commercial opportunities in East Timor in connection with our underlying rights and our application for Expansion of Seabed Concessions filed with the transitional government of East Timor. The remaining proceeds will be used to fund future operations, including those of our employment services division. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us. See “Risk Factors-Risk Factors Associated with the Offering of Subscription Rights-Our need for capital may not be satisfied by the rights offering.”

The Subscription Rights

         We are distributing to you, at no cost, non-transferable subscription rights as a holder of record of shares of our common stock on November 7, 2002. We are giving you 2.1177565 subscription rights for each share of common stock that you owned on November 7, 2002. You will not receive fractional subscription rights during the rights offering, but instead we have rounded your total number of subscription rights up to the next largest whole number. Each subscription right entitles you to purchase one share of common stock for $.15. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Denver, Colorado Time, on the Expiration Date. After that date, the subscription rights will expire and will no longer be exercisable. There is no minimum that we must sell to complete the offering. The rights offering is being made on an any or all basis, which means that we may accept any subscription received even if all 21,000,000 shares of common stock offered are not subscribed for in the rights offering.

Basic Subscription Privilege

         Each subscription right entitles you to receive one share of common stock upon payment of $.15 per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege within 15 business days after December 16, 2002, whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

         Subject to the allocation described below, each subscription right also grants each stockholder an over-subscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to their basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription rights in full.

         If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided in your subscription agreement. When you send in your subscription agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares pro rata (subject to elimination of fractional shares), based on the number of shares you purchased through the basic subscription privilege in proportion to the total number of shares that you and other over-subscribing stockholders purchased through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription agreement, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges.

         For example, if after the exercise of the basic subscription rights (1) there remain 150,000 shares of common stock that were not subscribed for pursuant to basic subscription rights, (2) two stockholders each indicated that they wished to acquire additional common stock pursuant to the over-subscription privilege, (3) the first stockholder oversubscribed for 150,000 shares and the second stockholder oversubscribed for 200,000 shares and each tendered payment for that number of shares and (4) the first stockholder acquired 100,000 shares pursuant to its full basic subscription rights and the second stockholder acquired 200,000 shares pursuant to its full basic subscription rights, then the first stockholder would be entitled to one-third or 50,000 shares pursuant to the over-subscription privilege and the second stockholder would be entitled to two-thirds or 100,000 shares pursuant to the over-subscription privilege.

         We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

         As soon as practicable after the Expiration Date, we will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares within 15 business days after the Expiration Date. We have the discretion to delay allocation and distribution of any and all shares to stockholders who are affected by state securities laws, if any, and elect to participate in the rights offering, including shares that we issue with respect to your basic or over-subscription privilege in order to comply with such regulations. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest within 15 business days after the Expiration Date. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to Oceanic Exploration as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

         NWO Resources, Inc. and its major stockholder, Cordillera Corporation, two of our principal stockholders, have stated their intention to fully exercise their basic subscription rights and, if the rights offering is under subscribed, to purchase additional shares that are not subscribed for by other stockholders in the rights offering, to the extent that shares are available. They have indicated that there is no minimum number of shares that other stockholders must subscribe for before they will consider purchasing the additional shares. NWO Resources, Inc. and Cordillera Corporation are not obligated to exercise their basic subscription privileges or purchase all unsubscribed shares and may later determine not to do so.

No Recommendations

         We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Expiration Date

         The rights will expire at 5:00 p.m., Denver, Colorado Time, on the expiration date of December 16, 2002 (“Expiration Date”), unless we decide to extend the rights offering up to an additional 30 days. If you do not exercise your basic subscription privilege and over-subscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if we receive your subscription agreement or your payment after that time, regardless of when you sent the subscription agreement and payment.

Cancellation Right

         Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). If we cancel the rights offering, any funds you paid will be refunded within 15 business days, without interest.

Non-transferability of Subscription Rights

         Except in the limited circumstance described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

         Notwithstanding the foregoing, your rights may be transferred by operation of law or through involuntary transfers. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Exercise of Subscription Rights

         You may exercise your subscription rights by delivering to us on or prior to the Expiration Date:

•	a properly completed and duly executed subscription agreement; and

•	payment in full of $.15 per share of common stock to be purchased through the basic subscription privilege and the over-subscription privilege.

         You should deliver your subscription agreement and payment to us at

Oceanic Exploration Company Attention: Phylis J. Anderson, Chief Financial Officer 7800 East Dorado Place, Suite 250 Englewood, Colorado 80111 (303) 220-8330

         We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

Method of Payment

         Payment for the shares must be made by certified check, bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Oceanic Exploration Company.” Payment will be deemed to have been received by us only upon receipt by us of any certified check or bank draft drawn upon a U.S. bank, or any postal, telegraphic or express money order.

         Sufficient mailing time should be allowed for the subscription agreement and payment to be received by us before the Expiration Date at 5:00 p.m., Denver, Colorado Time, December 16, 2002, after which time the rights will be void and valueless.

Shares Held for Others

         If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the subscription agreement and submit it to us with the proper payment.

         If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

         If you do not specify the number of shares of common stock being subscribed for in your subscription agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that we receive from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

(2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

(3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

         We will not issue shares of common stock in the rights offering to California residents who do not meet the suitability requirements described on page i. State securities laws require an offering to be registered or exempt in each state where the offering is made. We believe we have complied with the registration or exemption requirements in all states where we know stockholders reside. If you are resident in another jurisdiction, we will not be required to issue common stock to you pursuant to the rights offering if we are advised by our counsel that the cost of compliance with the local securities laws will substantially exceed your subscription amount.

Our Decision Binding

         All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

No Revocation

         Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $.15 per share.

Rights of Subscribers

         Your exercise of rights in this rights offering will give you no additional rights as a stockholder until the shares you have purchased in the rights offering are deemed issued to you.

Shares of Common Stock Outstanding After the Rights Offering

         Assuming we issue all of the shares of common stock offered in the rights offering, approximately 30,916,154 shares of common stock will be issued and outstanding. This would represent an approximate 212% increase in the number of outstanding shares of common stock.

IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

Fees and Expenses

         No commissions or similar remuneration may be paid in connection with the rights offering. You are responsible for paying any taxes or other expenses incurred in connection with the exercise of the subscription rights. Oceanic Exploration will not pay these expenses.

Important

         Please carefully read the instructions accompanying the subscription agreement and follow those instructions in detail. You are responsible for choosing the payment and delivery method for your subscription agreement, and you bear the risks associated with such delivery. If you choose to deliver your subscription agreement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to us prior to the Expiration Date.

IF YOU HAVE ANY QUESTIONS

         If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the Instructions, you should contact

Oceanic Exploration Company Attention: Janet A. Holle, Secretary 7800 East Dorado Place, Suite 250 Englewood, Colorado 80111 Tel: (303) 220-8330

PLAN OF DISTRIBUTION

         On or about November 15, 2002, we will distribute the subscription rights and copies of this prospectus to all holders of record of our common stock as of November 7, 2002. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription agreement and return it with payment for the shares, to us at the address on page 15. See “About the Rights Offering-Exercise of Subscription Rights.” If you have any questions, you should contact Janet A. Holle, our Secretary, at the telephone numbers and address listed above.

         The shares of common stock offered pursuant to this rights offering are being offered by us directly to holders of our common stock.

         NWO Resources, Inc. and its major stockholder, Cordillera Corporation, two of our principal stockholders, have stated their intention to exercise their subscription rights, thereby purchasing 11,558,668 shares, and have also indicated that they may purchase any additional shares that are not subscribed for by other stockholders. They are, however, not obligated to exercise their subscription rights or to purchase additional shares. They have indicated that there is no minimum number of shares that other stockholders must subscribe for before they will consider purchasing the additional shares. NWO Resources, Inc. and Cordillera Corporation are considered to be acting as underwriters of the rights offering. NWO Resources, Inc. and

Cordillera Corporation will receive no discounts or commissions on their purchases. There are no discounts and commissions to be allowed or paid to dealers. We have not entered into any agreement to indemnify NWO Resources, Inc. or Cordillera Corporation against any underwriter liability arising under the Securities Act.

FEDERAL INCOME TAX CONSIDERATIONS

General

         The following summarizes the material federal income tax consequences to you as a United States stockholder of Oceanic Exploration as a result of the receipt, lapse, or exercise of the subscription rights distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Other tax considerations may apply to investors who are, for example, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. stockholder.

         This summary is based on the Internal Revenue Code of 1986, as amended (which we will refer to as the “Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

         Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on the distribution date. The distribution would be taxed as a dividend to the extent made out of Oceanic Exploration’s current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain. Expiration of the subscription rights in that situation would result in a capital loss.

Taxation of Stockholders

         Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of subscription rights you receive as a distribution with respect to your common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market value of each on the date the rights are issued. Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

         Expiration of Subscription Rights. You will not recognize any loss upon the expiration of a subscription right.

         Exercise of Subscription Rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

STATE AND FOREIGN SECURITIES LAWS

         The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

RESALE OF COMMON STOCK

         Upon completion of the rights offering, assuming all rights are exercised, we will have 30,916,154 shares of common stock outstanding. Subject to applicable state securities laws, stockholders who are not “affiliates” of Oceanic Exploration may generally resell, without restriction, the common stock acquired pursuant to the exercise of their rights. Stockholders who are deemed to be “affiliates” of Oceanic Exploration may resell common stock acquired pursuant to the exercise of their rights only pursuant to Rule 144 under the Securities Act or in a transaction otherwise exempt from registration under the Securities Act and subject to applicable state securities laws.

         NWO Resources, Inc. and Cordillera Corporation currently own 5,736,378 shares. They have stated their intention to exercise their subscription rights in full for an additional 11,558,668 shares. In addition, they may purchase any additional shares that are not subscribed for by other stockholders in the rights offering. NWO Resources, Inc. and Cordillera Corporation have no current intent to distribute any common stock they acquire pursuant to this offering. If they determine to sell all or a part of that common stock, they may do so at the market price through transactions with brokers or dealers or through one or more privately negotiated transactions. NWO Resources, Inc. and Cordillera Corporation will be required to deliver a prospectus in connection with any such sales. They are both affiliates of Oceanic Exploration for purposes of Rule 144 under the Securities Act. Accordingly, the resale of common stock acquired by them will be subject to the limitations set forth in Rule 144 with respect to amounts of securities sold by an affiliate and the manner of sale unless the common stock is sold by them in a transaction otherwise exempt from registration under the Securities Act and other applicable securities laws.

USE OF PROCEEDS

         The following table illustrates our current expectations as to the use of the proceeds from this offering if the rights offering is fully subscribed. We have no firm agreement concerning items listed and no binding budget has been established. If less than the full rights offering is subscribed for, we will pay the costs of the offering and apply any additional available funds in approximately the proportion indicated below. The amounts stated herein are approximate only and the actual expenditures may vary from the estimate.

         The Gross Proceeds do not take into account an additional $450 that would be raised if up to 3,000 additional shares of common stock are issued in connection with the rounding up of shares. The estimated costs of offering include professional fees incurred in the preparation of this prospectus and printing, copying and miscellaneous expenses. We believe the amount under “Fund Future Operations” should be sufficient to fund our operations, including those of Petrotimor, through December 2004. We believe the amount set forth under “Supplement Alliance Division Payroll” will be sufficient to fund Alliance’s operations through June 2003, at which time we will reassess the Alliance operations. The commercial opportunity in East Timor for which funds have been allocated in the table below, is the pursuit of the recognition by East Timor of Petrotimor’s previous concession granted by Portugal. Recognition of Petrotimor’s claim and assistance to East Timor by Petrotimor’s legal experts would be helpful in assisting East Timor achieve recognition of the maritime boundaries in the Timor Sea that East Timor is legally entitled to under international law. This includes non-litigation expenses directly related to the East Timor concession and business activities to increase Petrotimor’s presence in the area.

         On August 15, 2002, we established a line of credit with NWO Resources, Inc. to fund our operations prior to the completion of the rights offering. As of October 31, 2002, $100,000 was outstanding under the line of credit. We expect to draw down an additional amount of approximately $100,000 before the closing of the rights offering. The line of credit provides for cumulative draws of up to $500,000 with interest on the outstanding balance at 2% over the U.S. Bank prime lending rate in effect on the date of each draw against the line of credit. The line of credit is evidenced by an unsecured demand promissory note that is due upon demand. We anticipate repaying any outstanding amounts due under the line of credit upon consummation of the rights offering, at which time the line of credit will be terminated. The line of credit has been and will be used to pay operating expenses of the Company, including payroll, rent, officer and director fees, other general and administrative costs, Petrotimor litigation costs, and Alliance Divisions costs.

Gross Proceeds	$3,150,000

Cost of Offering	(136,000)

Net Proceeds	$3,014,000

Repay Line of Credit	$200,000

Fund Future Operations:

Net payroll cost	475,000

Rent, officer and director fees	320,000

Other general and administrative costs	154,000

Petrotimor Litigation Expenses	1,400,000

Continue to Pursue Commercial Opportunity in East Timor	185,000

Supplement Alliance Division payroll costs	280,000

Net Proceeds	$3,014,000

         We reserve the right to allocate our resources in a different manner if necessary or appropriate.

DETERMINATION OF OFFERING PRICE

         The independent members of our Board of Directors set all of the terms and conditions of the rights offering, including the subscription price. In establishing the $.15 per share subscription price, the directors considered the following factors in establishing the subscription price:

•	strategic alternatives available to us for raising capital, such as debt financing, merger or acquisition with another entity, sale of a portion of our assets, a loan from our major stockholders or another affiliated entity, or private placements of equity to affiliates or third parties;

•	market price of our common stock before and after the announcement of the rights offering;

•	the lack of trading volume in our stock; and

•	our business prospects and general conditions in the securities markets.

         The $.15 subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, asset values, current financial condition, or any other established criteria for value.

         We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the $.15 per share subscription price as an indication of the value of Oceanic Exploration or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than $.15 per share. On October 21, 2002, the last reported sale price of our common stock was $.15 per share.

BUSINESS OF OCEANIC EXPLORATION

         We historically have been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected areas of the world. The term “concession” is used to mean exploration, development and production rights with respect to a specific area, which rights may be created by agreement with a government, governmental agency or corporation. Subsequent to purchase, we conduct exploration activities thereon, including seismic and other geophysical evaluation and exploratory drilling where appropriate. We are not currently conducting exploration activities. We are currently actively pursuing legal claims to protect the disputed oil and gas concession we have to acreage in the Timor Gap between East Timor and Australia.

         Effective March 31, 2000, we purchased the employment operations and certain assets of Alliance Services Associates, Inc., an employment agency located in San Diego, California and a wholly owned subsidiary of Alliance Staffing Associates, Inc. We operate the business through our wholly owned division, Alliance Employment Solutions, through which we offer employment solutions to clients’ needs for executive search, professional and technical placement, human resources consulting, site management and contract staffing.

         We also provide management services to various entities with which our Chairman of the Board of Directors and Chief Executive Officer is affiliated. All services are provided on a cost plus 5% of the cost mark up basis. We provide bookkeeping and administrative services, in addition to management services, to San Miguel Valley Corporation and management, professional and administrative services to Cordillera Corporation, which together constitute approximately 17% of our total revenues. We provide an immaterial amount of bookkeeping services to Points Four World Travel, Inc. and, until September 1, 2002 when services were terminated by mutual agreement, performed management services for Global Access Telecommunications, Inc.

         We were incorporated as a Delaware corporation in December 1968. As of August 31, 2002, we had seven permanent employees in Colorado who provide services to both the oil and gas operations and management services. We have eight permanent employees plus 80 to 100 temporary employees in California engaged in our employment operations.

Oil and Gas

         We conduct our oil and gas operations directly or through wholly owned subsidiaries. Historically, when a discovery of oil or gas occurs, we will pursue the development of reserves and the production of oil or gas to the extent considered economically feasible by farming out, or selling, a portion of our interest in the discovery to finance development. Property interests are located in the North Aegean Sea, offshore Greece, in the East China Sea and in the Timor Gap, a strait that lies between East Timor and Australia. Since 1994 we have not been able to participate in exploration and development in any of these areas for various reasons.

         We have generally undertaken exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. Such arrangements do not always equate the proportion of expenditures undertaken by a party with the share of revenues to be received by such party.

         We usually obtained concessions directly from a government or governmental agency. We then enter into arrangements with other participants whereby we receive cash payments and have our share of exploration expenditures paid (either before or after being expended) in whole or in part by other participants.

         Historically, sales of partial interest in our concessions have been part of our normal course of business and have provided funds for the acquisition of further concessions and for exploration of existing concessions. Some of the competition and risk factors relating to this method of doing business are referred to above in “Risk Factors.”

         In order to maintain our concessions in good standing, we are usually required to expend substantial sums for exploration and, in many instances, for surface rentals or other cash payments. Additionally, the development of any discoveries made upon concessions in which we hold an interest generally involves the expenditure of substantial sums of money. We have, in the past, satisfied required expenditures on our concessions. We cannot be certain that our revenues in the future will be sufficient to satisfy expenditures required to be made on our concessions and we continue to pursue other opportunities from alternative sources that would enhance our liquidity.

         Historically, our most significant source of revenue has been our 15% net profits interest in certain oil and gas producing properties offshore Greece (the “Prinos Interest”). Denison Mines, Ltd. had a contractual obligation to make payments to us under the Prinos Interest. We commenced an action against Denison Mines, Ltd. claiming they had failed to pay the full amount due under an agreement dated August 30, 1976. The suit was settled in our favor and on January 27, 2000 and February 9, 2000, respectively, we received $8,614,789 and $15,868. The payment consisted of $6,739,342 (net of Greek taxes) for net profits interest payments from January 1, 1993 through December 31, 1997, $118,255 for court costs and accrued interest of $1,773,060 (net of Canadian withholding taxes). We received no revenue from this source in 2001 and do not expect to receive any revenue from this source in 2002 or in the foreseeable future.

         In 1974, Petrotimor, our wholly owned subsidiary, was granted an exclusive offshore concession from Portugal to explore for and develop oil and gas in approximately 14.8 million acres in the Timor Gap. This concession and the attendant litigation is the major focus of our oil and gas activities. See “Properties” and “Legal Proceedings.”

         On September 19, 2000, we entered into a Participation Agreement with Mariah Energy, LLC giving Oceanic Exploration a 75% working interest in certain oil and gas property in Finney County, Kansas at a cost of $33,600. The agreement provided for participation in the drilling and testing of an exploration test well. The test well was drilled in October 2000 and determined to be a dry hole. At December 31, 2000, an impairment reserve was recorded for the full amount of the working interest. The cost and related impairment reserve were written off at December 31, 2001 as all rights under the Participation Agreement had expired.

         We did not receive any revenue from any other oil and gas properties in 2001 and do not expect to receive any revenue from any of our oil and gas properties in 2002.

Alliance Employment Solutions

         Effective March 31, 2000, we purchased the employment operations and certain assets of Alliance Services Associates, Inc., an employment agency located in San Diego, California, for $581,000. We operate the business through Alliance Employment Solutions, which is a wholly owned division of Oceanic Exploration. The purchase price was paid to the stockholders of Alliance Services Associates, Inc., Karsten N. Blue and Linden P. Blue, who are the sons of our Chairman of the Board of Directors and Chief Executive Officer.

         Alliance Employment Solutions is located in San Diego, California. The operation offers employment services in executive search, professional and technical placement, human resources consulting, site management and contract staffing.

         Employment services are priced to cover the cost of payroll for the temporary employees, plus a markup of payroll costs intended to cover employer taxes, workers compensation, benefits of temporary employees, direct administrative costs and profit. Markups are a function of volume, level of position being filled and market conditions. The employment operations currently employ 80 to 100 temporary employees.

         Contracts for employment services normally specify the obligations of each party along with contract staffing fees, billing terms, early conversion options, direct placement fees and term of contract. The nature of the employment industry is such that contracts are generally used only for large, long-term arrangements. It is not uncommon to provide long-term or short-term services without a contract.

         The employment agency industry in San Diego is very competitive, with several large international and national agencies doing business in the area, in addition to multiple local regional agencies.

Management Services

         We provide management, bookkeeping and administrative services to San Miguel Valley Corporation, a real estate development company. We provide management, professional and administrative services to Cordillera Corporation, a holding company. Until September 1, 2002, when services were terminated by mutual agreement, we provided management services to Global Access Telecommunications, Inc., an internet access service provider. We provide bookkeeping and tax return services to Points Four World Travel, Inc., a holding company. Payments to Points Four World Travel, Inc. are immaterial as a percentage of our total revenue. All services are provided on a cost plus 5% of the cost mark up basis. Our Chairman of the Board of Directors and Chief Executive Officer is affiliated with each of these corporations. See “Certain Relationships and Related Transactions.”

         The purpose for such agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved.

         We provide to San Miguel Valley Corporation bookkeeping and administrative services, in addition to being responsible for the day-to-day management services of San Miguel Valley Corporation, resulting in approximately 6% of our current total revenue.

         We also provide management, professional and administrative services to Cordillera Corporation that currently account for approximately 11% of our total revenue. Our management is responsible for the day-to-day management of subsidiaries of Cordillera Corporation.

         Through August 31, 2002, Karsten Blue, son of our Chairman of the Board of Directors and Chief Executive Officer, performed management services for Global Access Telecommunications, Inc., which accounted for approximately 6 % of total revenue for 2002. Effective September 1, 2002, we no longer perform management services for Global Access Telecommunications, Inc. nor employ Karsten Blue. We currently utilize Karsten Blue’s services to assist coordinating the various activities relating to the commercial opportunity in East Timor, including but not limited to coordinating the publicity of the Timor Gap issue seeking East Timor public opinion for an Oceanic concession, on a monthly basis by paying his current employer, Cordillera Corporation. On September 1, 2002, we entered into a Service Agreement with Cordillera Corporation, pursuant to which we compensate and reimburse Cordillera Corporation for Karsten Blue’s services at the rate of $1,250 per week, not to exceed $65,000 per year, and out-of-pocket business expenses incurred by him. See “Certain Relationships and Related Transactions-Officer’s Family Compensation.”

Governmental Approvals and Regulations

         Other than obtaining the concessions from foreign and U.S. governments for oil and gas exploration, no material governmental approvals are required for our businesses. Currently, no oil and gas concessions are being developed. Historically, we have entered into participation agreements with other entities who conduct exploration and drilling activities. Such other entities obtain any governmental approvals and comply with any governmental regulations required to conduct such activities. There are no material governmental regulations that affect our employment services and management services.

NWO Resources, Inc. Line of Credit

         On August 15, 2002, we established a line of credit with NWO Resources, Inc. to fund our operations prior to the completion of the rights offering. As of October 31, 2002, $100,000 was outstanding under the line of credit. We expect to draw down an additional amount of approximately $100,000 before the closing of the rights offering. The line of credit provides for cumulative draws of up to $500,000 with interest on the outstanding balance at 2% over the U.S. Bank prime lending rate in effect on the date of each draw against the line of credit. The line of credit is evidenced by an unsecured demand promissory note that is due upon demand. We anticipate repaying any outstanding amounts due under the line of credit upon consummation of the rights offering, at which time the line of credit will be terminated. If the rights offering is unsuccessful, we will seek other financing. See “Risk Factors-Risk Factors Associated With the Offering of Subscription Rights-Our need for capital may not be satisfied by the rights offering.”

PROPERTIES

         We hold various interests in concessions or leases for oil and gas exploration that are described below. Oil and gas property interests as reflected in the accompanying financial statements include costs attributable to the Prinos Interest and certain other oil and gas interests. Costs on all other concessions or leases have been charged to expense in prior years.

         We are not currently conducting exploration activities other than litigation activities and the application to expand the East Timor concession. We are currently actively pursuing legal claims to protect the disputed oil and gas concession we have in the Timor Gap between East Timor and Australia. Except for the Prinos Oil Field described below, no currently held concessions have been developed into operational oil or gas fields.

Greece

         Prinos Oil Field. Prior to March 1999 we owned a 15% net profits interest (“Prinos Interest”) in an oil and gas concession in areas totaling approximately 430,000 acres in the North Aegean Sea, offshore Greece. “Development areas” for the Prinos Oil Field covering 23,390 gross acres and for the Kavala Gas Field covering 11,787 gross acres were defined by the Greek government and given “development status.” The term of each “development” license is 26 years, with an automatic 10-year renewal. We own a 15% interest in the remaining exploration area adjoining Prinos and South Kavala covering 153,316 acres and an exploration area east of the island of Thasos covering an additional 243,367 acres.

         In 1992, the consortium operating the Prinos Oil Field, believing that the Greek operation was at its economic break-even point, commenced negotiations with senior Greek officials to obtain relief from the high level of government taxes and royalties. In 1993, an agreement was reached resulting in an amendment to the License Agreement that regulates the operation of the field. Denison Mines, Ltd., who has the contractual obligation to pay the Prinos Interest, asserted that the calculation of the amounts due Oceanic Exploration should be based on the amended 1993 agreement with the Greek government. The amended agreement provided for higher cost recoveries than the License Agreement before the 1993 amendment. If higher cost recoveries are used in calculating the amount due under the Prinos Interest, the amount will be significantly lower than the amount calculated under the License Agreement before the 1993 amendment. We disagreed with this interpretation and commenced legal action seeking a declaration by the court that amounts due us attributable to its Prinos Interest be calculated based on the terms of the License Agreement before the 1993 amendment.

         The trial began in September 1996. In December 1996, we received a favorable judgment from the Court. However, Denison filed a Notice of Appeal requesting that the judgment be set aside. The Appellate Court hearing before the Ontario Court of Appeal was held in June 1999. On December 16, 1999, we received notification that the Appellate Court had upheld the lower court’s decision. On January 27, 2000 and February 9, 2000, respectively, we received $8,614,789 and $15,868 from Denison Mines, Ltd. This amount consisted of $6,749,342 (net of Greek taxes) for net profits interest payments from January 1, 1993 through December 31, 1997, $118,255 for court costs and accrued interest of $1,773,060 (net of Canadian withholding taxes).

         The net profits interest payments due to us for the period from January 1, 1993 through December 31, 1997, based on the agreement that was in effect prior to the 1993 amendment (lower cost recoveries) was $9,031,359 as compared to $2,252,371 based on the 1993 amendment (higher cost recoveries). The amount received from Denison pursuant to the judgment, which was $6,739,342, was the difference between these two amounts, less an additional $39,646 that Denison had paid in 1998.

         In December 1998, we were notified by Denison Mines, Ltd. that April 1, 1998 through March 31, 1999 would be the final year of production for the Prinos property. In the final year of production, Denison Mines is entitled to 100% cost recovery; consequently, we did not receive any net profits interest payments for this period. Subsequently, it was determined that calendar year 1998 was the final year of production for the Prinos property. Therefore, net profits interest payments to us were only payable through December 31, 1997. The Prinos oil field was shut in during November 1998 primarily because of lower oil prices and declining production. Effective March 31, 1999, the consortium operating the Greek properties relinquished its license to operate the Prinos Oil Field in Greece.

         Thasos Island. The termination of the Prinos Oil Field license does not affect the extensive exploration area east of Thasos Island where no exploration is currently permitted due to territorial disputes between Greece and Turkey. It is impossible for us to determine at this time when exploration activities might be commenced in that area. If the territorial disputes are resolved, we are uncertain of the term of concession because the concession is controlled by Denison and we have limited access to information regarding the concession. Should the territorial dispute be resolved and the consortium drill and successfully develop any additional prospects, we would be entitled to once again receive our 15% net profits interest, applicable to the working interest of Denison Mines, Ltd. Denison Mines, Ltd. has not advised us as to whether they have any intention of drilling. There is no assurance that we will receive net profit interest from these properties in the future. Management does not know when the sovereignty issues will be resolved but they may not be resolved in the foreseeable future. We intend to retain our interest for the life of the concession and cannot predict when further activity with respect to the concession may occur.

Republic of China (Taiwan)

         We hold a 22.23% working interest in a concession located north of Taiwan in the East China Sea, covering 3,706,560 gross acres. The exploration license for this concession had a nominal term extending to 1979, requiring exploration activity and minimum expenditures. Preparations for initial exploratory drilling were suspended in 1977 under a claim of force majeure, pending resolution of a territorial dispute among the Republic of China (Taiwan), the Government of Japan and the People’s Republic of China. We have made an application to the Chinese Petroleum Corporation (Taiwan) each year to continue the suspension and have received confirmation of the suspension through December 31, 2002. There is no assurance that the Chinese Petroleum Corporation (Taiwan) will continue to suspend obligations under this concession in the future. If the force majeure were lifted, the exploration phase of the contract would be resumed subject to the threat of future cancellation in the event no commercial discovery is made.

         During fiscal 1990, we entered into a farm out agreement with Enterprise Oil Exploration Limited, a United Kingdom company, and NMX Resources (Overseas) Limited, a Bermuda company, conveying two-thirds of our original 66.67% interest in the concession. We received $1,471,156 representing two-thirds of past expenditures in the area pursuant to the farm out agreement.

         Due to the uncertainty of sovereignty in the area, no immediate development expenditures, as required under the terms of the concession agreement, are anticipated. If the force majeure is lifted, we intend to pursue activities related to our obligations under the agreement.

         In fiscal year 1994, we reported that the People’s Republic of China was indicating its intention to open up adjacent concession areas for bidding and that a resolution to the sovereignty issues may result. Nothing occurred in fiscal year 2002 to indicate that the lifting of the current force majeure status is imminent. Management does not know when the sovereignty issues will be resolved but they may not be resolved in the foreseeable future. We intend to hold the concession for the life of the concession and cannot predict when further activity with respect to the concession may occur.

Timor Gap

         In 1974 Petrotimor, our wholly owned subsidiary, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million acre area between East Timor and Australia in an area known as the “Timor Gap.” At that time Portugal had administrative control over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained on April 14, 1976 Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25, 1999.

         On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under its concession from Portugal, signed the Timor Gap Treaty, purporting to create a joint zone of cooperation, whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal.

         The treaty created a Joint Authority that purported to grant and enter into production sharing contracts with various companies who have carried out exploration activities in the joint zone of cooperation. According to the 2001 Annual Report of Phillips Petroleum Company (one of the companies that has carried out exploration activities in the Timor Gap and an affiliate of the Phillips companies in our suit), Phillips and other participants in the production sharing contracts discovered gas and gas condensate in the Timor Gap area that we claim. Their drilling in 1995 confirmed that the discovery extended across two production sharing contract areas designated as the Bayu-Undan field. This field is being developed in two phases by Phillips and the other participants. As reported by Phillips, the first phase is a gas-recycle project, where condensate and natural gas liquids will be separated and removed and the dry gas reinjected into the reservoir. This phase is expected by Phillips to begin full commercial production in 2004, at an anticipated net rate of 50,000 barrels of liquids per day from proved reserves. The second phase would involve the production, export and sale of the natural gas from the field, which would be transported by pipeline to Australia for domestic markets or liquefied for shipment elsewhere. In July 2001, Phillips and its co-venturers announced that they had deferred an investment decision on the second phase of the project, pending resolution of certain critical legal (which we believe includes our litigation), fiscal and taxation issues.

         According to the 2000 Annual Report of Petroz N.L., which was acquired by Phillips in December 2000, there are proven 297 million barrels of condensate and natural gas liquids and 2.7 trillion cubic feet of gas in the Bayu-Undan field alone, with another 107 million barrels and .7 trillion cubic feet possible.

         A portion of the area known as Greater Sunrise, which includes the Sunrise, Sunset and Troubadour areas, is also within the Timor Gap area claimed by Petrotimor and has substantial potential gas reserves. Woodside Energy Limited estimated reserves of 9.16 trillion cubic feet of gas in the Greater Sunrise Fields in November 2000. However, there can be no assurance that such amounts can be produced or recovered at an economical price.

         We submitted an application for an Expansion of Seabed Concession to the transitional government of East Timor in October 2001 requesting that Petrotimor’s 1974 concession area be expanded to include the additional maritime areas within the properly determined seabed delimitation of East Timor. We believe East Timor is entitled under international law to exercise sovereign jurisdiction over its seabed and to have an Exclusive Economic Zone as codified in the 1982 United Nations convention on the law of the sea. We believe that by so doing, East Timor could acquire jurisdiction over hydrocarbon reserves containing approximately 12 trillion cubic feet of natural gas and associated condensate based upon the Petroz N. L. and Woodside information discussed above. We have not received a response to this application for an Expansion of Seabed Concession.

         The status of our concession is in dispute and subject to current legal proceedings, pursuant to which we will be claiming losses of approximately $2.85 billion Australian dollars, or approximately $1.5 billion U.S. dollars based on the exchange rate as of August 13, 2002. The amount, expressed in U.S. Dollars, will fluctuate based on the exchange rate.

         The current government of East Timor has not thus far recognized our concession in East Timor. We submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor and received no formal response. An article carried on the Dow Jones Newswires on September 26, 2002 quotes a “senior East Timor government official” as stating that the government does not recognize the concession. We have not been advised of the status of the application and whether it is being considered by the new East Timor government. We intend to continue to pursue the application and our commercial opportunities in East Timor. If the government were to recognize the concession and grant the application, it would expand the 1974 Petrotimor concession to correspond with the offshore area over which East Timor is entitled to claim sovereign rights under international law. We have sponsored a seminar in East Timor for the purpose of explaining appropriate maritime boundaries under applicable international law and the resulting benefits to East Timor if such boundaries are enforced. There is no assurance even if we are successful in the Australian litigation that East Timor will recognize our concession. See “Risk Factors-Risk Factors Relating to Oceanic Exploration-We may be unsuccessful with respect to our pending legal proceedings and pursuit of commercial opportunities in East Timor” and “Legal Proceedings.”

Finney County, Kansas

         We entered into a Participation Agreement with Mariah Energy, LLP that was effective for the period September 5, 2000 to December 31, 2001. Under the terms of the agreement, we purchased a 75% working interest in certain oil and gas property in Finney County, Kansas, covering 1,280 net acres, for $33,600. Further, we agreed to participate in the drilling of an exploration test well. The test well was drilled in October 2000 and determined to be a dry hole. The cost of the working interest, plus the related impairment reserve was written off at December 31, 2001 as all rights under the Participation Agreement had expired.

Other

         Oceanic Exploration leases approximately 4,990 square feet of office space in an office building located at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. The office building is owned by a related party. The lease expires on August 31, 2005. See “Certain Relationships And Related Transactions.”

         Oceanic Exploration also leases from a third party for Alliance approximately 5,215 square feet of office space in an office building located at 6125 Cornerstone Court East, Suite 100, San Diego, California 92121. The lease expires on November 16, 2004.

         We believe our facilities are adequate for our currently anticipated needs.

LEGAL PROCEEDINGS

         In 1974 Petrotimor, our wholly owned subsidiary, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million acre area between East Timor and Australia in an area known as the “Timor Gap.” At that time Portugal had administrative control over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained on April 14, 1976 Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25,1999.

         On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under its concession from Portugal, signed the Timor Gap Treaty, purporting to create a joint zone of cooperation, whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal. The treaty created a Joint Authority that purported to enter into production sharing contracts with various companies who have carried out exploration activities.

         During 1999 the people of East Timor voted for independence from Indonesia and the United Nations initiated a transition of East Timorese independence under the authority of the United Nations Transitional Administration in East Timor. On August 30, 2001, East Timor elected representatives to the Constituent Assembly to prepare a constitution for an independent and democratic East Timor. A constitution was approved by the Constituent Assembly and East Timor became an independent nation on May 20, 2002.

         On August 21, 2001, Oceanic Exploration and Petrotimor issued a Statement of Claim (as amended) out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating within the Timor Gap area. Oceanic Exploration and Petrotimor claim that the Timor Gap Treaty and the related legislation of the Australian Parliament was void or invalid for a number of reasons including (i) the Timor Gap Treaty and the legislation sought to claim significant portions of the continental shelf over which it had no sovereign rights for Australia, which we believe under international law belonged to East Timor, and (ii) the Timor Gap Treaty and the legislation attempted to extinguish the property interest and rights granted by the then legitimate power, Portugal, to Oceanic Exploration and Petrotimor, without providing for just compensation as required by Australian law. The ultimate value from a favorable ruling by the Federal Court cannot be determined at this time, but we believe that the value could be substantial. We estimate our losses could be as high as $2.85 billion Australian dollars (U.S.$1.5 billion at the August 13, 2002 exchange rate of .5399).

         There have been several preliminary hearings in the Federal Court of Australia. A hearing by the court on the question of whether the court has jurisdiction over our claim was held on May 16 and 17, 2002. The court has taken under advisement a motion to dismiss our suit on the basis that the court does not have jurisdiction over the claim. If we are not able to obtain a favorable order on this motion, our suit may be dismissed and we would be forced to appeal the decision in order to continue with our claim in Australia.

         While we believe there is a reasonable possibility of prevailing in the litigation, the ultimate outcome of the lawsuit cannot be determined at this time. Due to the preliminary status of the claims and the complexity of the issues, our Australian counsel is unable to assess the outcome of the litigation. It may take a substantial amount of time and resources to achieve a final determination in the litigation. Ultimately, we must obtain a final judgment or settlement of the suit or achieve recognition of our rights by the new government in East Timor in order to recover the benefits of the concession originally granted to us in East Timor.

         The current government of East Timor has not thus far recognized our concession in East Timor. We submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor and received no formal response. An article carried on the Dow Jones Newswires on September 26, 2002 quotes a “senior East Timor government official” as stating that the government does not recognize the concession. We have not been advised of the status of the application and whether it is being considered by the new East Timor government. We intend to continue to pursue the application and our commercial opportunities in East Timor. If the government were to recognize the concession and grant the application, it would expand the 1974 Petrotimor concession to correspond with the offshore area over which East Timor is entitled to claim sovereign rights under international law. We have sponsored a seminar in East Timor for the purpose of explaining appropriate maritime boundaries under applicable international law and the resulting benefits to East Timor if such boundaries are enforced. There is no assurance even if we are successful in the Australian litigation that East Timor will recognize our concession.

MARKET FOR COMMON STOCK

         Our common stock is not listed on any exchange. However, it is quoted on the OTC Bulletin Board under the symbol OCEX. The common stock was previously traded on the Pacific Stock Exchange under the symbol OXC. However, we failed to maintain the minimum standards required by the Pacific Stock Exchange to maintain our listing of the common stock as a Tier II Security on the Exchange. On August 25, 1995, we were notified that we were subject to the initiation of delisting procedures. On October 3, 1995, our listing status was reviewed by the Pacific Stock Exchange at a meeting of the Equity Listing Committee and we were informed the next day that our common stock was suspended from trading. The Committee based its decision upon the Company’s deficiencies with respect to the following components of the Exchange’s listing maintenance requirements: net tangible assets of at least $500,000, aggregate market value of publicly held shares of at least $500,000, a minimum bid price per share of at least $1, and the Committee’s serious doubts about our ability to meet the requirements for an ongoing concern. On December 8, 1995, our representatives appealed the decision to delist the stock before the Board Appeals Committee of the Pacific Stock Exchange. Finding no compelling evidence to recommend that the October 3, 1995 decision of the Committee be revised, the decision to delist was upheld and affirmed.

Penny Stock Regulation

         Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

         Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. The additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

         As reported by the OTC Bulletin Board, the range of bid prices in our common stock over the last two years and through September 30, 2002 (which are not necessarily representative of actual transactions) is set forth below. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2002			2001		2000
Three Months Ended	High	Low	High	Low	High	Low

March 31.45		.18	.34	.28	.30	.19

June 30.30		.20	.40	.20	.47	.28

September 30.40		.08	.57	.25	.44	.34

December 31			.61	.25	.45	.34

         The reported last sale price of the common stock on October 21, 2002 was $.15.

CAPITALIZATION

         The following table sets forth as of June 30, 2002 (i) the actual capitalization of Oceanic Exploration and (ii) capitalization of Oceanic Exploration as adjusted for the sale of 21,000,000 shares of common stock in this offering at an assumed offering price of $.15 per share. See “Use of Proceeds.”

	June 30, 2002

Stockholders' Equity	Actual	As Adjusted

Common stock authorized 50,000,000 shares of $.0625 par value, 9,916,154 issued and outstanding actual, 30,916,154 issued and outstanding as adjusted[1]	619,759	1,932,259

Additional Paid in Capital	155,696	1,893,196

Accumulated Earnings	157,115	157,115

Total stockholders’ equity	932,570	3,982,570

[1]	On or prior to the closing of the rights offering, 50,000,000 shares of common stock will be authorized.

         Our authorized capital stock also includes 600,000 shares of preferred stock, par value $10.00 per share. Our Board of Directors, without further action by the stockholders, is authorized to issue the shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Oceanic Exploration without further action by the stockholders. We have no present plans to issue any shares of preferred stock. See “Description of Capital Stock.”

DIVIDENDS

         We have never paid a dividend. We do not anticipate paying dividends in the future. Any future payment of dividends is subject to the discretion of our Board of Directors.

AVAILABILITY OF OIL AND GAS RESERVE INFORMATION

         We do not currently have any producing oil and gas properties. Our proved properties consist of the Prinos Interest. This interest is no longer in production, having been fully depleted by 1998. Accordingly, we have no proved oil and gas reserves.

OIL AND GAS REVENUE AND COST INFORMATION

         We had a net profit interest in the Prinos Oil Field. We were compensated through our net profit interest and therefore do not have information as to average sales price per unit of oil or gas produced or average production cost. Revenue from and costs incurred in oil and gas producing activities for the fiscal years ended December 31, 2001, 2000 and the nine months ended December 31, 1999 are as follows:

	Year Ended December 31,

Oil & Gas Revenue[1]	2001	2000	1999[2]

Net profits interest proceeds, net of Greek income taxes	$0	$6,739,342	$0

Properties

Unproved properties (domestic)	$0	$33,600	$0

Proved properties (foreign)	39,000,000	39,000,000	39,000,000

Less accumulated depreciation, depletion, amortization and impairment allowance	(39,000,000)	(39,033,600)	(39,000,000)

[1]	Gross revenues from the Prinos Interest are burdened only by Greek income taxes. We have no production costs since its Prinos Interest is a net profits interest.

[2]	Information is from the 9-month transition period ended December 31, 1999.

As of March 31, 1999 the Prinos Interest was fully depleted.

OTHER OIL AND GAS INFORMATION

         During October 2000, we drilled one dry hole in our Finney County, Kansas property in which we held a 75% working interest. We have not drilled any other exploratory or other wells in the past three years. We have no delivery commitments.

         As of July 31, 2002, our undeveloped acreage consisted of the following:

Acreage[1]	Gross Acreage	Net Acreage	Concession Ends

Republic of China	3,706,560	826,563	12/31/02

Timor Gap	14,800,000	14,800,000	[2]

[1]	The table does not include a 15% net profits interest in the Thasos Island exploration area related to the Prinos Interest. The concession for this area is being extended due to force majeure.

[2]	The expiration of the concession is suspended due to force majeure. See “Properties” and “Legal Proceedings.”

SELECTED FINANCIAL DATA

         The following table sets forth our summary financial data. The summary financial data in the table is derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included therein.

Statement Of Earnings Data

	Year Ended December 31,		Six Months Ended June 30,

	2001	2000	2002	2001

Revenue	$3,410,915	$12,637,197	$1,622,293	$1,692,465

Costs and Expenses	6,374,697	4,513,515	3,345,130	2,778,959

Income (Loss) before Income Taxes	(2,963,782)	8,123,682	(1,722,837)	(1,086,494)

Net Income (Loss)	(2,927,559)	7,901,385	(1,722,837)	(1,051,679)

Basic and Diluted Earnings (Loss) per Share of Common Stock	(0.30)	0.80	(0.17)	(0.11)

Balance Sheet Data

	December 31, 2001	June 30, 2002

	Actual	Actual	As Adjusted[1]

Net working capital	$1,974,499	$297,126	$3,347,126

Total assets	3,739,180	1,890,916	4,940,916

Stockholders’ equity	2,655,407	932,570	3,982,570

[1]	As adjusted to give effect to the sale of 21,000,000 shares of common stock offered in the rights offering at an assumed offering price of $.15 per share and the application of the estimated net proceeds therefrom. See “Use of Proceeds” and “Capitalization.”

Goodwill and Other Intangible Assets — Adoption of Statement 142

	Year Ended December 31,		Six Months Ended June 30,

	2001	2000	2002	2001

Reported net income (loss)	$(2,963,782)	$7,901,385	$(1,722,837)	$(1,051,679)

Add back: Goodwill amortization	42,020	31,515	0	21,010

Adjusted net income (loss)	(2,921,762)	7,932,900	(1,722,837)	(1,030,669)

Basic earnings per share:

Reported net income (loss)	$(0.30)	$0.80	$(0.17)	$(0.11)

Goodwill amortization	0.00	0.00	0.00	0.00

Adjusted net income (loss)	$(0.30)	$(0.30)	$(0.17)	$(0.11)

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

         Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates including those related to the collectibility of accounts receivable, the realizability of goodwill, and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. We believe the following critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements.

         We maintain an allowance for doubtful accounts for estimated losses resulting from customers failing to pay amounts we have billed them. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, or if customers were to express dissatisfaction with the services we have provided, additional allowances may be required.

         We assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment would potentially be considered to exist when the estimated fair value of the reporting unit is less than the carrying amount, including goodwill. Considerable management judgment is necessary to estimate fair value and an impairment would be recorded in the period such determination is made.

         To record income tax expense, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This involves estimating our actual current tax exposure together with assessing temporary differences that result in deferred tax assets and liabilities and expected future tax rates. We record a valuation allowance to reduce our deferred tax assets to an amount we believe is more likely than not to be realized. We consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance. If we subsequently determine that we will realize more or less of our net deferred tax assets in the future, such adjustment would be recorded as an increase or reduction of income tax expense in the period such determination is made.

Liquidity and Capital Resources

         Oceanic Exploration has historically addressed long-term liquidity needs for oil and gas exploration and development through the use of farm out agreements. Under such agreements, Oceanic Exploration sells a portion of its ownership interest in the concession to an outside party who is then responsible for the exploration activities. This is a strategy that Oceanic Exploration intends to continue in the event it becomes feasible to proceed with further exploration in any of the areas where Oceanic Exploration currently owns concessions.

         Currently, primary sources of liquidity are cash and cash equivalents, employment operations and management agreements. Cash needs are for the operation of an employment agency, corporate expenses, costs associated with actions relating to East Timor and the payment of trade payables. Operations of the Company are presently being financed by internally generated cash flow and cash and cash equivalents on hand. We have issued a $500,000 demand promissory note establishing a line of credit with NWO Resources, Inc., which was established on August 15, 2002. The line of credit is unsecured. As of October 31, 2002, $100,000 was outstanding under the line of credit. We expect to draw down an additional amount of approximately $100,000 before the closing of the rights offering. See “Business of Oceanic Exploration-NWO Resources, Inc. Line of Credit.” The capital expenditure budget is periodically reviewed and is a function of necessity and available cash flow.

         Cash Flow: Cash used in operating activities for the six months ended June 30, 2002 and 2001 was $1,712,099 and $723,128, respectively. Ongoing legal and professional fees associated with the litigation in the Australian courts and the application for an Expansion of Seabed Concession in East Timor has required substantial expenditures. During the six months ended June 30, 2002 and 2001, respectively, Oceanic Exploration incurred expenses of $1,121,446 and $333,235 related to legal and commercial activities in Australia and the Timor Gap area. These costs are included in exploration expenses resulting in an increase over what exploration expenses have been historically. Until we obtain a final judgment or settlement of the suit or achieve recognition of our rights by the new government in East Timor, exploration expenses will continue to be high.

         During the six months ended June 30, 2002, operations of the employment agency in San Diego, California, produced a net loss of approximately $307,000, and resulted in cash used in operating activities of approximately $165,500. Staffing revenue generated by Alliance during the first six months of 2002 averaged approximately $194,500 per month compared to approximately $216,000 during the first six months of 2001.

         Oceanic Exploration currently receives approximately $540,000 per year in connection with services provided to Cordillera Corporation and San Miguel Valley Corporation, pursuant to management agreements, compared to $448,000 for the year ended December 31, 2001. The level of services provided to San Miguel Valley Corporation decreased approximately $10,000 per month during 2001 as a result of a change in employees providing services under the management contract. During 2002, the level of service has increased approximately $4,000 per month. Because the level of service is dependent upon the needs of the corporation and available employees, it is normal to see fluctuations from year to year. In addition, Oceanic Exploration has management agreements with Points Four World Travel, Inc. and, until September 1, 2002 when services were terminated by mutual agreement, Global Access Telecommunications, Inc. Amounts received from Global Access Telecommunications, Inc. through August 31, 2002 were approximately $134,000. Amounts received from Points Four World

Travel, Inc. are expected to be immaterial in 2002. The amount received under these two contracts during the year ended December 31, 2001 was approximately $66,800. Our Chairman of the Board and Chief Executive Officer is affiliated with each of these corporations. See “Certain Relationships and Related Transactions.” Amounts received under the management agreements are based on costs relating to employee salaries and other operating expenses, plus an additional fee up to 5% of the total amount.

         Oceanic Exploration had $748,677 in cash and cash equivalents and working capital of $297,126 at June 30, 2002 compared with $2,462,692 in cash and cash equivalents and working capital of $1,974,499 at December 31, 2001. Our management believes that existing resources, together with the line of credit with NWO Resources, Inc., will be sufficient to fund our operations through December 31, 2002.

Results of Operations

         Three-Month Comparison. Total revenue for the three months ended June 30, 2002 is 10% less than total revenue for the three months ended June 30, 2001. Staffing revenue is down 16% for the three months ended June 30, 2002 compared to the three months ended June 30, 2001. The decrease in revenue is mainly due to loss of revenue from Alliance’s largest customer, Chicago Title, who ceased using our services. Revenue from this customer amounted to $18,165 for the three months ended June 30, 2002 compared to $191,574 for the same three months in 2001. In the employment industry it is not uncommon for customers, both large and small, to come and go on a regular basis. Frequently the decision is a result of a change in account managers or a corporate choice. We have taken steps to mitigate the loss of this customer by continuing our marketing efforts to add new customers and it is not expected to have a material adverse effect on the Alliance Division. Alliance’s net loss for the three months ended June 30, 2002 was $176,897 compared to a net loss of $170,729 for the three months ended June 30, 2001.

         Interest income for the three months ended June 30, 2002 is substantially less than the three months ended June 30, 2001 due to lower cash balances and a decrease in interest rates.

         Management revenue for the three months ended June 30, 2002 is 51% higher than for the three months ended June 30, 2001 due to an increase in fees charged to Cordillera and San Miguel Valley Corporation and the addition of management fees from Points Four World Travel, Inc. and Global Access Telecommunications, Inc.

         Other revenue consists mainly of gains and losses on the disposal of fixed assets, foreign exchange rate gains and other minor miscellaneous items.

         Exploration expenses for the three months ended June 30, 2002 are $152,292 or 50% higher than during the comparable three months of 2001. The increase is due to ongoing legal fees associated with the legal action commenced in Australia, as described in “Legal Proceedings” and the application to expand an offshore oil and gas concession located in an area between Australia and East Timor known as the Timor Gap. See “Properties.”

         Staffing direct costs are 17% less for the three months ended June 30, 2002 compared to the three months ended June 30, 2001. This is related to the reduction in staffing revenues.

         Amortization and depreciation for the three months ended June 30, 2002 is 29% less than the three months ended June 30, 2001. This is mainly due to implementation of Statement of Financial Accounting Standards (SFAS) No. 142, Accounting for Goodwill and Intangible Assets. Pursuant to SFAS 142, net goodwill of $346,659 as of December 31, 2001, associated with the acquisition of Alliance, is no longer being amortized but will be tested for impairment annually. Oceanic Exploration has completed its transitional impairment analysis and has determined there was no impairment of goodwill as of January 1, 2002. There can be no assurance there will not be an impairment of goodwill at a later date. We will continue to monitor the carrying value of our goodwill and will record an impairment write-down as required. Amortization expense related to goodwill was $10,505 during the three months ended June 30, 2001.

         Total general and administrative costs for the three months ended June 30, 2002 are 15% less than for the three months ended June 30, 2001. This is mainly due to the payment of severance to the outgoing President and Human Resources Director of Alliance during the three months ended June 30, 2001.

         Other costs and expenses for the three months ended June 30, 2002 relate to foreign exchange rate losses.

         Six-Month Comparison. Total revenue for the six months ended June 30, 2002 is 8% less than total revenue for the six months ended June 30, 2001. Staffing revenue is down 10% for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. The decrease in revenue is mainly due to loss of revenue from Alliance’s largest customer, Chicago Title, who ceased using our services. Revenue from this customer amounted to $235,832 for the six months ended June 30, 2002 compared to $322,153 for the same six months in 2001. Alliance’s net loss for the six months ended June 30, 2002 was $307,102 compared to a net loss of $360,329 for the six months ended June 30, 2001.

         Interest income for the six months ended June 30, 2002 is substantially less than the six months ended June 30, 2001 due to lower cash balances and a decrease in interest rates.

         Management revenue for the six months ended June 30, 2002 is 59% higher than for the six months ended June 30, 2001 due to an increase in fees charged to Cordillera Corporation and San Miguel Valley Corporation and the addition of management fees from Points Four World Travel, Inc. and Global Access Telecommunications, Inc.

         Other revenue for the six months ended June 30, 2002 is 75% lower than for the six months ended June 30, 2002 mainly due to exchange rate fluctuations.

         Exploration expenses for the six months ended June 30, 2002 are $791,384 or 235% higher than during the comparable six months of 2001. The increase is due to ongoing legal fees associated with the legal action commenced in Australia and the application to expand an offshore oil and gas concession located in an area between Australia and East Timor known as the Timor Gap, as described in “Legal Proceedings.”

         Staffing direct costs are 13% less for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. This is related to the reduction in staffing revenue.

         Amortization and depreciation for the six months ended June 30, 2002 is 29% less than the six months ended June 30, 2001. This is mainly due to implementation of Statement of Financial Accounting Standards (SFAS) No. 142, Accounting for Goodwill and Intangible Assets as discussed in the Three-Month Comparison. Amortization expense related to goodwill was $21,010 during the six months ended June 30, 2001.

         Total general and administrative costs for the six months ended June 30, 2002 are 10% less than for the six months ended June 30, 2001. During 2001 Oceanic Exploration made severance payments to the outgoing President and Human Resources Director of Alliance and during 2002 expenses were reduced due to the write-off of a previous accrual that we believe is no longer due and payable. We had accrued $60,000 during the period 1985 to 1991 relating to security costs for a loan that we had during that period. The underlying loan was paid off in 1992 and we believe we are no longer liable for this amount because the statute of limitations regarding this matter has expired.

         2001 Compared to 2000. We had a 73% decrease in revenues during the year ended December 31, 2001 compared to the year ended December 31, 2000. This was due to receipt of a substantial payment in 2000 in connection with the Denison lawsuit. Early in 2000 we received $6,739,342 (net of taxes) for net profits interest payments for the period January 1, 1993 through December 31, 1997, $118,255 for court costs, and accrued interest of $1,773,060 (net of Canadian withholding taxes).

         Staffing revenue of $2,682,027 for the year ended December 31, 2001 was offset by staffing direct costs of $2,283,875 resulting in a gross margin of 15%. Because the operations of Alliance were acquired March 31, 2000, the amount of staffing revenue and staffing direct costs for the year ended December 31, 2000 represents only nine months of revenue and expenses. The gross margin during 2000 was 17%. The difference in gross margin is mainly attributable to a change in policy under new management. Effective July 1, 2001, the employment operations record 3% of gross staffing payroll as administrative costs in order to more accurately reflect the direct costs of generating staffing revenue.

         The accrued interest payment received as part of the Denison Mines, Ltd. payment was recorded as interest income at the gross amount of $1,970,066, before Canadian withholding taxes. Excess cash was invested in Government Agency discount notes. Large invested cash balances in 2000, combined with higher interest rates, produced additional interest income of $330,215 compared to total interest income of $181,068 during 2001 when cash balances were lower and interest rates were also much lower.

         Management revenue for the year ended December 31, 2001 is 10% less than for the year ended December 31, 2000. The level of services provided to San Miguel Valley Corporation decreased approximately $10,000 per month during 2001 due a change in employees providing services under the management contract. Because the level of service is dependent upon the needs of the corporation and available employees, it is normal to see fluctuations from year to year. The loss of revenue from San Miguel Valley Corporation was partially offset by the addition of management fees from Points Four World Travel, Inc. and Global Access Telecommunications, Inc.

         Other revenue for the year ended December 31, 2001 is 89% lower than for the year ended December 31, 2000 for two reasons. First, we received court costs of $118,255 during 2000 that was recorded as other revenue. Second, during 2000 we took into revenue approximately $148,620, which had been deferred. We had originally sold seismic data and deferred a portion of the revenue because of a potential payment that may have been required to a third party. The payment was never requested and the statute of limitations has passed on any liability. Accordingly, the $148,620 that had been deferred has been booked as other revenue.

         Costs and expenses for the year ended December 31, 2001 increased 41% in total compared to costs and expenses for the year ended December 31, 2000. The increase is mainly due to ongoing legal and professional fees associated with the litigation in the Australian courts and the application for an Expansion of Seabed Concession in East Timor. $1,511,625 was paid in relation to these endeavors during 2001 compared to $122,608 during 2000.

         Interest and financing costs for the year ended December 31, 2001 are 32% less than during the year ended December 31, 2000 due to the repayment of stockholder and affiliate debt during 2000.

         Amortization and depreciation expense for the year ended December 31, 2001 and 2000 is mainly associated with the acquisition of Alliance. Because Alliance was acquired March 31, 2000, related expenses for the year ended December 31, 2001 are proportionately higher than during the comparable period of 2000.

         General and administrative costs associated with Alliance for the year ended December 31, 2001 and 2000 were $1,071,307 and $842,517, respectively. Due to the acquisition of Alliance occurring on March 31, 2000, only nine months of expenses are included in 2000. General and administrative costs for corporate and the oil and gas operations for the year ended December 31, 2001 represents an increase of 31% over the year ended December 31, 2000. The increase is mainly attributable to increased rent and costs associated with the transition in management at Alliance.

         We have recorded an income tax benefit of $36,223 for the year ended December 31, 2001 compared to tax expense of $222,297 for the year ended December 31, 2000. Included in tax expense at December 31, 2000 was $197,007 for Canadian taxes paid on proceeds from Denison. We intend to carry back the loss generated in fiscal year 2001 for a refund of taxes paid for fiscal year 2000.

Effect of Recently Issued Accounting Standards

         Intangible assets consist of goodwill related to the purchase of Alliance, which is being amortized on a straight-line basis over an estimated useful life of 10 years, as well as amounts paid to former affiliates of Alliance in exchange for non-compete agreements. In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No.142, Accounting for Goodwill and Intangible Assets. SFAS No. 142 provides that an intangible asset with a finite life may be amortized over its respective estimated useful life to its estimated residual value in proportion to the economic benefits consumed. The method of amortization should be systematic and rational but need not necessarily be the straight-line method. Amortization is not required for intangible assets that are determined to have an indefinite useful life. Useful lives of amortizable intangible assets are required to be re-evaluated each reporting period. The Company has completed its transitional impairment analysis and has determined there is no impairment of goodwill as of January 1, 2002. There can be no assurance there will not be an impairment of goodwill at a later date. Oceanic will continue to monitor the carrying value of its goodwill and will record an impairment write-down as required.

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. Adoption of SFAS No. 143 may result in increases in liabilities, assets, and expense recognition in financial statements. We do not anticipate that implementing this standard will have a material impact on our financial condition or operations. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.

         The Financial Accounting Standards Board recently issued FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Statement No. 144 supersedes the accounting and reporting provisions of Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, with respect to when certain asset impairment losses must be measured and recorded. Statement No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the

Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. We do not anticipate a material impact on our financial condition or results of operations as a result of implementing this standard. Statement No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years.

DESCRIPTION OF CAPITAL STOCK

         On or prior to the closing of the rights offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $.0625 per share, and 600,000 shares of preferred stock, par value $10.00 per share. The relative rights of our common stock and preferred stock are defined by our Certificate of Incorporation, as described below, as well as by our Bylaws and the General Corporation Law of the State of Delaware.

Common Stock

         Subject to the rights of holders of any series of preferred stock that may from time to time be issued, holders of common stock are entitled to one vote per share on matters acted upon at any stockholders’ meeting, including the election of directors, and to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of Oceanic Exploration, each holder of common stock is entitled to share ratably in all assets of Oceanic Exploration remaining after the payment of liabilities and any amounts required to be paid to holders of preferred stock, if any. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by Oceanic Exploration. All shares of common stock now outstanding, and all shares to be outstanding upon the completion of this rights offering, are and will be fully paid and nonassessable.

         The common stock is not currently listed on any exchange. However, it is quoted on the OTC Bulletin Board under the symbol OCEX. As of July 30, 2002, there were approximately 445 holders of record of common stock. This number was derived from our stockholder records, and does not include owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers, and other fiduciaries. We believe that the number of beneficial owners of common stock exceeds 550.

Preferred Stock

         The Board of Directors, without further action by the stockholders, is authorized to issue the shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Oceanic Exploration without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Penny Stock Regulation

         Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

         Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. The additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

Transfer Agent

         Our Transfer Agent is Mellon Investor Services, 400 South Hope Street, Fourth Floor, Los Angeles, CA 90071-3401.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of the members of the Board of Directors and our executive officers, and sets forth the position with Oceanic Exploration held by each:

Name	Age	Position

James N. Blue	67	Director, Chairman of the Board and Chief Executive Officer

Charles N. Haas	64	Director and President

John L. Redmond	72	Director and Vice President, International Exploration

Gene E. Burke, M.D.	73	Director

Sidney H. Stires	72	Director

Janet A. Holle	51	Vice President/Secretary

Phylis J. Anderson	53	Treasurer and Chief Financial Officer

         Directors hold these positions until their respective successors are elected and qualified. The current directors, except for John L. Redmond, were elected in 1982 and no meeting of the stockholders has been held since that date. Mr. Redmond was appointed in 1994 by the remaining directors to fill a vacancy on the Board of Directors. There is no audit committee of the Board of Directors.

         James N. Blue. Mr. Blue has been a director and officer since 1981. He has also been chairman of the board of directors of General Atomic Technologies Corporation in San Diego, California, president and a director of NWO Resources, Inc. and chairman of the board of directors and president of Cordillera Corporation for in excess of the last five years.

         Charles N. Haas. Mr. Haas has been a director and officer since 1981. He has also been a director and vice president of Cordillera Corporation for in excess of the last five years.

         John L. Redmond. Mr. Redmond has been a director since 1994. He has been Vice President, International Exploration since 1990.

         Gene E. Burke, M.D. Dr. Burke has been a director since 1972. He has been a physician in sole practice in Houston, Texas for in excess of the last five years.

         Sidney H. Stires. Mr. Stires has been a director since 1980. During that time Mr. Stires has been the President of Stires & Co., Inc., an investment banking company in New York, NY.

         On August 11, 1998, an SEC Administrative Judge entered an order finding that Stires & Co., Inc., and Sidney H. Stires willfully violated, and willfully aided and abetted the violation by certain promoters, the antifraud provision of the Federal Securities laws. The Judge further found that Stires & Co., Inc. failed to supervise its employees as required by Federal Securities law in connection with the proposed sale of non-existent securities known as “Euro-GICs.” A civil penalty of

$300,000 was imposed on Stires & Co., Inc. and a civil penalty of $100,000 was imposed on Mr. Stires. In addition, Mr. Stires was suspended from activity as a securities dealer for 90 days. Mr. Stires paid the $100,000 civil penalty and has served his suspension. On June 24, 1999, the Commission issued an order reducing the $300,000 civil penalty to $150,000 and otherwise declaring the decision final.

         Janet A. Holle. Ms. Holle has been an officer since 1987.

         Phylis J. Anderson. Ms. Anderson has been an officer of Oceanic Exploration since April 2000. Previously she was controller of jetCenters, Inc., an affiliate of Cordillera Corporation, for one year and in public accounting for four years before that.

EXECUTIVE COMPENSATION

         The following information summarizes compensation paid to James N. Blue, Chief Executive Officer and Charles N. Haas, President.

SUMMARY COMPENSATION TABLE

			Annual Compensation				Long Term Compensation

							Awards		Payouts

								Securities
						Other	Restricted	Underlying
						Annual	Stock	Options/	LTIP	All Other
Name and Principal	Fiscal		Salary		Bonus	Compensation	Awards	SARS (#)	Payouts	Compensation
Position	Year		($)		($)	($)	($)	($)	($)	($)

James N. Blue,	2001		60,000	[1]
Chairman of the
Board and CEO	2000		60,000	[1]

	1999	[2]	45,000	[1]

Charles N. Haas,
President	2001		175,000	[3]	1,300					24,461 [4]

	2000		175,000	[3]						22,470 [4]

	1999	[2]	116,564	[3]

[1] Monthly officer’s fee of $5,000.

[2] Oceanic Exploration changed its fiscal year to December 31 from March 31, effective December 1999. Accordingly, fiscal year 1999 refers to the nine months ended December 31, 1999.

[3] A portion of the salary and other compensation paid to Mr. Haas has been reimbursed based on cost sharing arrangements with other companies. See “Certain Relationships And Related Transactions-Management Agreements.”

[4] Oceanic Exploration is a participant in the Cordillera and Affiliated Companies’ Money Purchase Pension Plan and 401(k) Plan, covering all qualified employees of Oceanic Exploration. The pension plan is a non-contributory defined contribution plan. Oceanic Exploration contributions to this plan are based on 6% of total compensation not exceeding the limit established annually for the Federal Insurance Contribution Act (FICA) and 11.7% of compensation in excess of this limit. Vesting begins after two years of service at a rate of 20% annually with full vesting subsequent to six years of service or upon retirement, death or permanent disability. The 401(k) plan provides for discretionary employee contribution of up to 10% of annual pre-tax earnings, subject to the maximum amount established annually under Section 401(k) of the Internal Revenue Code. Oceanic Exploration is required to match contributions to the extent of 6% of annual employee compensation.

         Members of the Board of Directors who are not employees of Oceanic Exploration or any of its affiliates receive directors’ fees of $500 per month. Members of the Board of Directors who are employees do not receive directors’ fees. Mr. Blue receives a monthly fee of $5,000 for services as an officer of Oceanic Exploration.

         We have one material employment contract, which is with Maureen Sullivan, the President of the Alliance Division. We entered into the employment agreement with Ms. Sullivan, dated December 22,

2000, that is effective January 1, 2001, for a period of three years. Ms. Sullivan took over as president of the Alliance Division on March 26, 2001. Under the terms of the agreement, Ms. Sullivan receives a base salary of $150,000 plus a bonus. The quarterly bonus is initially 20% of the improvement in net loss from the previous quarter. Once the Alliance Division is no longer in a net loss position, the quarterly bonus is 25% of the pretax net profit of the Alliance Division for such quarter.

         We have no compensation committee. James N. Blue and Charles N. Haas participated in all deliberations concerning executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of October 31, 2002 there were issued and outstanding 9,916,154 shares of common stock, which is our only outstanding class of voting securities. Holders of common stock are entitled to one vote per share on each matter upon which stockholders may be entitled to vote.

         The following table sets forth information regarding shares of common stock beneficially owned as of October 31, 2002 by (i) each person known by us to beneficially own 5% or more of the outstanding common stock, (ii) by each director, (iii) by each person named in the summary compensation table and (iv) by all officers and directors as a group. If all stockholders fully exercise their subscription rights, the percentage owned by each stockholder will not change.

		Nature of
Names and Addresses of Officers,	Amount of Common	Beneficial
Directors and Principal Stockholders	Stock	Ownership	Percentage of Class

Allen & Company and various affiliates [1]

711 Fifth Avenue		Sole voting and

New York, NY 10022	824,200	investment power	8.3%

NWO Resources, Inc.[2]

c/o Samuel C. Randazzo

21 E. State Street, Suite 1700		Sole voting and

Columbus, OH 43215	4,912,178	investment power	49.5%

Cordillera Corporation[2]

7800 E. Dorado Place, Suite 250		Sole voting and

Englewood, CO 80111	545,800	investment power	5.5%
James N. Blue[3,5]
7800 E. Dorado Place, Suite 250

Englewood, CO 80111	None	[2,3]	N/A
Charles N. Haas[4,5]
7800 E. Dorado Place, Suite 250

Englewood, CO 80111	None	[4]	N/A
Sidney H. Stires[5]
12 East 44th Street		Through Spouse’s

New York, NY 10017	78,500	Trust	less than 1%
Gene E. Burke, M.D5
3555 Timmons #660

Houston, TX 77027	None		N/A

John L. Redmond[5]

7800 E. Dorado Place, Suite 250

Englewood, CO 80111	None		N/A

All Directors and Officers as a group

(7 persons)	78,500	[2,3,4]	less than 1%

         1 The information regarding common stock owned by Allen & Company is based on the information contained in the Amendment No. 1 to Schedule 13D filed April 25, 1989 by the persons and entities identified below, which reports the following ownership of the common stock (not adjusted for the issuance of 21,000,000 shares of common stock pursuant to this rights offering):

Names	Common Stock	Percentage
Allen & Company	165,000	1.7

American Diversified Enterprises, Inc.	232,500	2.3

Herbert Anthony Allen, Susan Kathleen Wilson
and Herbert Allen, as Successor Trustees of
Trust created by Herbert Allen pursuant to
Agreement dated 12/1/64	47,917	.5

Terry Allen Kramer and Irwin H. Kramer as
Trustees U/A for Issuer of Terry Allen Kramer
pursuant to Agreement dated 4/5/63	70,000	.7

Toni Allen Goutal	55,500	.6

Angela Frances Allen Kramer	43,700	.4

Nathaniel Charles Allen Kramer	56,000	.6

Bruce Allen	20,000	.2

C. Robert Allen, IV	5,000	.1

John Godwin Allen	5,000	.1

Luke Andrew Allen	5,000	.1

Thaddeus Mack Allen	5,000	.1

Evelyn Henry	52,000	.5

Marjorie Bisgood	59,500	.6

Bradley Roberts	2,083	*

*	Less than .1%

[2]	Mr. Blue is chairman of the board of directors and president of Cordillera Corporation, the major stockholder of NWO Resources, Inc., which owns 49.5% of our stock. Through affiliates, Mr. Blue indirectly beneficially holds a majority of the common stock of Cordillera Corporation, which owns an additional 5.5% of our stock.

[3]	Mr. Blue is chairman of the board of directors and president of NWO Resources, Inc.

[4]	Mr. Haas is a director and vice president of Cordillera Corporation.

[5]	Director of Oceanic Exploration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Exercise of Subscription Rights and Over-Subscription Privilege by NWO Resources, Inc. and Cordillera Corporation

         NWO Resources, Inc. and its major stockholder, Cordillera Corporation, two of our principal stockholders, have stated their intention to exercise their subscription rights, thereby purchasing 11,558,668 shares, and have also indicated that they may purchase any additional shares that are not subscribed for by other stockholders. They are, however, not obligated to exercise their subscription rights or to purchase additional shares. NWO Resources, Inc. and Cordillera Corporation currently own 55% of our outstanding shares of common stock. If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If the rights are not exercised by any other stockholder and NWO Resources, Inc. and Cordillera Corporation purchase all shares of common stock not purchased by the other stockholders, NWO Resources, Inc. will control approximately 77.0% and Cordillera Corporation will control approximately 8.6% of the issued common stock.

Management Agreements

         We provide services to Cordillera Corporation, Points Four World Travel, Inc. and San Miguel Valley Corporation pursuant to written management agreements. Until September 1, 2002, when services were terminated by mutual agreement, we provided services to Global Access Telecommunications, Inc. pursuant to an oral management agreement. James N. Blue, our Chairman of the Board of Directors and Chief Executive Officer, is affiliated with each of these corporations. Amounts received under the agreements are based on costs relating to employee salaries and other operating expenses, plus an additional fee of 5% of the total amount. During the years ended December 31, 2001 and 2000, management fees received from such entities were approximately $448,000 and $571,000, respectively.

         The purpose for such agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved.

         We provide to San Miguel Valley Corporation bookkeeping and administrative services, in addition to being responsible for the day-to-day management of San Miguel Valley Corporation, resulting in approximately 6% of our current total revenue. During the year ended December 31, 2001 and the nine months ended December 31, 2000, fees received from San Miguel Valley Corporation were approximately $132,000 and $ 238,900, respectively, and are expected to be $180,000 during 2002. The agreement with San Miguel Valley Corporation was entered into January 1, 2000 and continues from year to year until it is terminated upon not less than 60 days written notice from either party. San Miguel Valley Corporation is owned by a holding company. James N. Blue holds voting control of this holding company and is President and a director.

         We also provide management, professional and administrative services to Cordillera Corporation that currently account for approximately 11% of our total revenue. Our management is responsible for the day-to-day management of subsidiaries of Cordillera Corporation. During the year ended December 31, 2001 and the nine months ended December 31, 2000, fees received from Cordillera Corporation were approximately $ 315,600 and $187,700, respectively, and are expected to be approximately $360,000 in 2002. The agreement with Cordillera Corporation was entered into January 1, 2000 and continues from year to year until it is terminated upon not less than 60 days written notice from either party. James N. Blue is the chairman of the board of directors, president and the indirect beneficial owner of a majority of the common stock of Cordillera.

         We provide bookkeeping services to Points Four World Travel, Inc. Their payments are immaterial as a percentage of our total revenue. During the year ended December 31, 2001, fees received from Points Four World Travel, Inc. were approximately $15,533, and are expected to be approximately $1,000 during 2002. The agreement with Points Four World Travel, Inc. was entered into April 1, 2001 and continues from year to year until it is terminated upon not less than 60 days written notice from either party. Points Four World Travel, Inc. is owned by James N. Blue’s sons, Karsten Blue and Linden P. Blue.

         Through August 31, 2002, Karsten Blue, son of our Chief Executive Officer, performed management services as an officer for Global Access Telecommunications, Inc. pursuant to an oral agreement, which accounted for approximately 6% of total revenue for 2002. Effective September 1, 2002, we no longer perform management services for Global by mutual agreement. During the years ended December 31, 2002, 2001 and 2000, fees received from Global Access Telecommunications, Inc. were approximately $134,000, $205,000, and $139,700, respectively.

Officer Fees

         James N. Blue receives officers’ fees of $5,000 per month for his services as Chairman of the Board of Directors and Chief Executive Officer. Mr. Blue received $60,000 for each of the years ended 2001 and 2000. Mr. Blue is chairman of the board of directors and president of NWO Resources, Inc., which owns approximately 49.5% of our common stock. Mr. Blue is also chairman of the board of directors, president and the indirect beneficial owner of a majority of the common stock of Cordillera Corporation, the major stockholder of NWO Resources, Inc. Through Cordillera Corporation and affiliates, Mr. Blue additionally beneficially holds approximately 5.5% of our common stock.

Officer’s Family Compensation

         Since April 2000 we have employed Karsten N. Blue, a son of James N. Blue, for the East Timor project and to provide services to Global Access Telecommunications, Inc. pursuant to the management agreement described above. Karsten Blue is an officer of Global Access Telecommunications, Inc. We paid Karsten Blue approximately $33,750 in 2001 and $42,500 in the first eight months of 2002 for his services to us for assistance in coordinating the various activities relating to the commercial opportunity in East Timor, including but not limited to coordinating public relations services in East Timor by assisting in the publicity of the Timor Gap issue seeking East Timor public opinion for an Oceanic concession. In addition, we have received approximately $139,700, $205,000 and $134,000 in 2000, 2001 and 2002, respectively, from Global with respect to Karsten Blue’s services pursuant to our management agreement with Global. Global is indirectly controlled by James N. Blue. Karsten Blue received approximately an additional $115,400, $169,500 and $110,900 in 2000, 2001 and 2002, respectively, from us from the Global payments. Effective September 1, 2002 we no longer employ Karsten Blue. We utilize Karsten Blue’s services to assist on the East Timor project on a monthly basis by paying his current employer, Cordillera Corporation. On September 1, 2002, we entered into a Service Agreement with Cordillera Corporation, pursuant to which we compensate and reimburse Cordillera Corporation for Karsten Blue’s services at the rate of $1,250 per week, not to exceed $65,000 per year, and out-of-pocket business expenses incurred by him. The Agreement continues from year to year and may be terminated by either party on not less than 30 days written notice. Karsten Blue has provided and will continue to provide public relations services in East Timor by assisting in the publicity of the Timor Gap issue seeking East Timor public opinion for an Oceanic concession.

NWO Resources, Inc. Line of Credit

         On August 15, 2002, we established a line of credit with NWO Resources, Inc., our principal stockholder, to fund our operations prior to the completion of the rights offering. As of October 31, 2002, $100,000 was outstanding under the line of credit. We expect to draw down an additional amount of approximately $100,000 before the closing of the rights offering. The line of credit provides for cumulative draws of up to $500,000 with interest on the outstanding balance at 2% over the U.S. Bank prime lending rate in effect on the date of each draw against the line of credit. The line of credit is evidenced by an unsecured demand promissory note that is due upon demand. We anticipate repaying any outstanding amounts due under the line of credit upon consummation of the rights offering, at which time the line of credit will be terminated.

Employee Benefit Plans

         Cordillera Corporation has a defined contribution pension plan and a 401(k) plan covering all qualified employees of Oceanic Exploration. The plans are not limited to officers and directors. Employees must be at least 21 years of age and have one year of service. Collective bargaining employees, nonresident aliens who receive no income from U.S. sources and leased employees are the only employees not eligible to participate. Contributions to the pension plan are based on a percentage of employee compensation ranging from 6% to 11.7%. We are required to match employee 401(k) contributions up to 6% of annual compensation. For the years ended December 31, 2001 and 2000, we recorded $83,019 and $78,884, respectively, as pension expense and 401(k) expense under these plans. Mr. Blue, the Chairman of the Board of Directors and Chief Executive Officer, is chairman of the board of directors, president and the indirect beneficial owner of a majority of the common stock of Cordillera Corporation.

         Additionally, we have taken over as plan sponsor for the Alliance 401(k) plan that was established July 1, 1993. According to plan documents, employer contributions are discretionary. Oceanic Exploration did not record any pension plan expense under this plan for the years ended December 31, 2001 and 2000.

         Effective December 31, 2001, the Alliance 401(k) plan has been terminated. The Internal Revenue Code of 1986, as amended, provides for a transition period, subsequent to an acquisition, for purposes of meeting minimum coverage requirements. The transition period for Oceanic Exploration, subsequent to the acquisition of Alliance, ended on December 31, 2001. The Cordillera Corporation plans have been amended, effective as of January 1, 2002, to cover eligible employees of Alliance

Lease of Office Space

         We lease our office building at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111 from Sorrento West Properties, Inc., a company indirectly owned and controlled by Mr. Blue, our Chairman of the Board of Directors and Chief Executive Officer, and his family. We believe that, with respect to the lease, we obtained terms no less favorable than those that could have been obtained from unrelated parties in arms-length transactions. The lease was entered into on September 1, 2000 and expires September 1, 2005. The minimum monthly rent for the first three years of the lease is $18.00 per square foot or $ 7,485 and for the final two years of the lease is $18.50 per square foot or $7,693. The lease provides for additional rent to cover tenant’s pro rata share of insurance, taxes, common area maintenance and other charges, subject to change annually.

General

         All future affiliated transactions will be entered into on terms at least as favorable as could be obtained from unaffiliated independent third parties. Options, warrants or grants of stock will not be issued to officers, directors, employees, 5% shareholders or affiliates with an exercise price of less than 85% of the fair market value.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Under Sections 145 of the Delaware General Corporation Law and our bylaws, our directors and officers may be indemnified against liabilities that they may incur in their capacities as such. An officer or director may be indemnified by us against the expenses actually and reasonably incurred by him in connection with the defense of any action by reason of being or having been a director or officer, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. In addition, with respect to criminal actions or proceedings, he must also have had no reason to believe his conduct was unlawful. If such action is by or in the right of Oceanic Exploration, no indemnification may be provided as to any claim, issue or matter as to which a person is adjudged to have been liable to Oceanic Exploration, unless a court determines otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Callister Nebeker & McCullough, a professional corporation, Salt Lake City, Utah.

EXPERTS

         Our consolidated financial statements as of and for each of the two years ended December 31, 2001 and 2000 and the related financial statement schedules have been included in this prospectus and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

IF YOU WOULD LIKE MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room, which is located at the following address:

         450 Fifth Street, N.W.
         Washington, DC 20549

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. This information is also available online through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC’s web site (http://www.sec.gov).

         Also, we will provide (free of charge) any of our documents filed with the SEC, as you reasonably may request. To get your free copies, please call or write to

         Patricia Ward, Administrative Assistant
         Oceanic Exploration Company
         7800 East Dorado Place, Suite 250
         Englewood, CO 80111
         (303) 220-8330

         You should rely only on the information in this prospectus. We have not authorized anyone to provide you with any different information.

         This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

Assets

	June 30, 2002	December 31, 2001

Cash and cash equivalents	$748,677	$2,462,692

Trade accounts receivable, net of allowance for doubtful accounts of $12,585 and $7,968, respectively	179,062	273,544

Due from affiliates	10,599	14,340

Accounts receivable-miscellaneous	221,089	195,922

Prepaid expenses and other	70,569	85,038

Total current assets	1,229,996	3,031,536

Oil and gas property interests, full-cost method of accounting	39,000,000	39,000,000

Less accumulated amortization and depreciation	(39,000,000)	(39,000,000)

	—	—

Furniture, fixtures and equipment	193,731	193,329

Less accumulated depreciation	(102,195)	(80,351)

	91,536	112,978

Restricted cash	185,225	185,507

Goodwill, net of accumulated amortization of $73,534 (note 2)	346,659	346,659

Other intangible assets, net of accumulated amortization of $112,500 and $87,500, respectively	37,500	62,500

	$1,890,916	$3,739,180

(Continued)

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS CONTINUED
(Unaudited)

Liabilities and Stockholders’ Equity

	June 30, 2002	December 31, 2001

Current liabilities:

Accounts payable	$240,139	$321,965

Accounts payable to affiliates	—	60,000

United Kingdom taxes payable, including accrued interest	511,057	495,156

Accrued expenses	181,674	179,916

Total current liabilities	932,870	1,057,037

Other non-current liabilities	25,476	26,736

Total liabilities	958,346	1,083,773

Stockholders’ equity:

Preferred stock, $10 par value. Authorized 600,000 shares; none issued	—	—

Common stock, $.0625 par value. Authorized 12,000,000 shares; 9,916,154 shares issued and outstanding	619,759	619,759

Capital in excess of par value	155,696	155,696

Retained earnings	157,115	1,879,952

Total stockholders’ equity	932,570	2,655,407

	$1,890,916	$3,739,180

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Revenues:

Staffing revenue	$486,305	578,452	$1,166,524	1,295,583

Management revenue-related parties	186,450	123,149	372,969	235,049

Interest income	6,484	52,301	14,700	129,767

Other	455	5,185	8,100	32,066

	679,694	759,087	1,562,293	1,692,465

Costs and expenses:

Interest and financing costs	5,906	4,833	11,138	9,682

Exploration expenses (note 3)	458,635	306,343	1,128,213	336,829

Staffing direct costs	408,599	489,863	968,201	1,114,380

Amortization and depreciation	23,762	33,512	47,449	66,981

General and administrative	578,024	682,099	1,130,129	1,251,087

Other	23,688	—	—	—

	1,498,614	1,516,650	3,285,130	2,778,959

Loss before income taxes	(818,920)	(757,563)	(1,722,837)	(1,086,494)

Income tax benefit	—	34,815	—	34,815

Net loss	$(818,920)	(722,748)	(1,722,837)	(1,051,679)

Loss per common share	$(0.08)	(0.07)	(0.17)	(0.11)

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,

	2002	2001

Cash flows from operating activities:

Net loss	$(1,722,837)	(1,051,679)

Adjustments to reconcile net loss to cash

used in operating activities:

Amortization and depreciation	47,449	66,981

Loss on disposal of fixed assets	909	2,616

Changes in operating assets and liabilities:

Accounts receivable and due from affiliates	73,056	17,926

Prepaid expenses and other assets, including restricted cash	14,751	(3,436)

Accounts payable and due to affiliates	(141,826)	132,382

United Kingdom taxes payable, including accrued interest

payable and accrued expenses	17,659	112,082

Other non-current liabilities	(1,260)	—

Cash used in operating activities	(1,712,099)	(723,128)

Cash flows from investing activities:

Purchase of fixed assets	(2,216)	(18,853)

Sale of fixed assets	300	—

Cash used in investing activities	(1,916)	(18,853)

Net decrease in cash	(1,714,015)	(741,981)

Cash at beginning of period	2,462,692	5,475,156

Cash at end of period	$748,677	4,733,175

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2002

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The consolidated balance sheet as of December 31, 2001 that has been derived from audited financial statements, and the unaudited interim consolidated financial statements included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to those rules and regulations, although Oceanic Exploration Company (“Oceanic” or “the Company”) believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments consisting of normal recurring accruals have been made which are necessary for the fair presentation of the periods presented. Certain amounts recorded in prior periods have been reclassified to conform with current presentation. Interim results are not necessarily indicative of results for a full year. The information included herein should be read in conjunction with the financial statements and notes thereto included in the December 31, 2001 Form 10-KSB.

(2) GOODWILL

         In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which was adopted by the Company effective January 1, 2002. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives will no longer be amortized, but will instead be tested periodically for impairment. SFAS No. 142 also requires that intangible assets with finite lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed periodically for impairment. As of January 1, 2002, goodwill previously recorded in connection with the acquisition of Alliance, the net balance of which was $346,659 as of December 31, 2001, will no longer be amortized and will be reviewed for impairment at least annually. The Company has completed its transitional impairment analysis and has determined there was no impairment of good will as of January 1, 2002. There can be no assurance there will not be an impairment of goodwill at a later date. Oceanic will continue to monitor the carrying value of its goodwill and will record an impairment write-down as required. The impact of adopting SFAS 142 in 2002 was a reduction in expense during the first three and six months of 2002 of approximately $10,500 and $21,000, respectively, as compared to the first three and six months of 2001.

(3) EXPLORATION EXPENSES

         As discussed in the December 31, 2001 Form 10-KSB, in 1974, Portugal granted an exclusive offshore concession to Petrotimor Companhia de Petróleos, S.A.R.L. (“Petrotimor”), a subsidiary of Oceanic, to explore for and develop oil and gas in the Timor Gap area. On January 5, 1976, subsequent to Indonesia’s unlawful invasion and occupation of East Timor, Portugal agreed to a suspension of performance under the concession agreement, based upon force majeure.

         On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under the concession from Portugal, signed the Timor Gap Treaty (the “Treaty”), purporting to create a joint zone of cooperation whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal. The Treaty created a Joint Authority that purported to enter into production sharing contracts with various companies who have carried out exploration activities.

         During 1999 the people of East Timor voted for independence from Indonesia and the United Nations initiated a transition of East Timorese independence under the authority of the United Nations Transitional Administration in East Timor. On August 30, 2001, East Timor elected representatives to the Constituent Assembly to prepare a constitution for an independent and democratic East Timor. A constitution was approved by the Constituent Assembly and East Timor became an independent nation on May 20, 2002.

         On August 21, 2001, Oceanic and Petrotimor issued a Statement of Claim out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Treaty, and the Phillips Petroleum companies operating within the Timor Gap area. Oceanic and Petrotimor claim that the Treaty and the pursuant legislation of the Australian Parliament was illegal for a number of reasons including: (1) the Treaty and the legislation sought to claim significant portions of the continental shelf for Australia, which, under international law, belonged to East Timor, and (2) the Treaty and the legislation attempted to extinguish the property interest and rights granted by the then legitimate sovereign power, Portugal, to Oceanic and Petrotimor, without providing for just compensation. As the case involves complex issues of international and Australian constitutional law, it is expected that it will take a considerable period before the case is resolved.

         In addition to the Statement of Claim issued in Australia, Oceanic has submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor, which would, if granted, expand the 1974 Petrotimor concession to correspond with the offshore area East Timor is entitled to claim under international law. The Company has received no response to this application.

         On March 23 and 24, 2002, Petrotimor sponsored a seminar in Dili, the capital of East Timor, for the purpose of explaining to local government representatives, and other interested parties, the maritime boundaries to which East Timor is entitled under current international law and the substantial economic benefits that would be derived by East Timor from claiming such expanded boundaries.

         During the six months ended June 30, 2002 and 2001, respectively, the Company incurred expenses of $1,121,446 and $333,235, respectively, related to its activities in the Timor Gap area which are included in exploration expense.

         In connection with the Company’s litigation over the Timor Gap area, the Company was required to escrow certain funds in a separate bank account as security for court costs in the event the Company’s litigation proves unsuccessful. The funds have been designated as restricted cash.

(4) INCOME TAXES

         A valuation allowance was provided for the entire deferred income tax asset attributable to the net operating loss incurred during the six months ended June 30, 2002.

(5) INFORMATION CONCERNING BUSINESS SEGMENTS

         The Company has operations in two business segments, oil and gas exploration and employment operations. The Company’s oil and gas exploration activities have generally consisted of exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. The objective of the Company’s employment operations is to provide services consisting of executive search, professional and technical placement, human resources consulting, site management and contract staffing to companies primarily in the San Diego area.

         The table below presents certain financial information for the Company’s operating segments as of and for the three and six months ended June 30, 2002 and 2001.

	Oil and gas
	exploration,
	including	Employment
Three Months Ended June 30, 2002	corporate	Operations	Total

Revenues	193,838	485,856	679,694

Loss before taxes	(642,023)	(176,897)	(818,920)

Total assets	974,509	916,407	1,890,916

Three Months Ended June 30, 2001

Revenues	171,371	587,716	759,087

Loss before taxes	(586,834)	(170,729)	(759,563)

Total assets	4,821,273	840,766	5,662,039

Six Months Ended June 30, 2002

Revenue	453,787	1,168,506	1,622,293

Loss before taxes	(1,415,735)	(307,102)	(1,722,837)

Total assets	974,509	916,407	1,890,916

Six Months Ended June 30, 2001

Revenue	384,638	1,307,827	1,692,465

Loss before taxes	(726,165)	(360,329)	(1,086,494)

Total assets	4,821,273	840,766	5,662,039

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2000

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and Stockholders
Oceanic Exploration Company:

We have audited the accompanying consolidated balance sheets of Oceanic Exploration Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly the financial position of Oceanic Exploration Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Denver, Colorado
March 1, 2002

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2001 and 2000

Assets	2001	2000

Cash and cash equivalents, unrestricted	$2,462,692	5,475,156

Trade accounts receivable, net of allowance for doubtful accounts of $7,968 and $0, respectively	273,544	271,147

Due from affiliates	14,340	6,113

Accounts receivable – miscellaneous (note 6)	195,922	66,591

Prepaid expenses and other	85,038	32,698

Total current assets	3,031,536	5,851,705

Oil and gas property interests, full-cost method of accounting (notes 2, 3, and 7)	39,033,600	39,033,600

Less accumulated amortization, depreciation, and impairment allowance	(39,033,600)	(39,033,600)

	—	—

Furniture, fixtures, and equipment	193,329	161,019

Less accumulated depreciation	(80,351)	(44,649)

	112,978	116,370

Restricted cash	185,507	—

Goodwill, net of accumulated amortization of $161,034 and $69,014, respectively (note 5)	409,159	501,179

Total assets	$3,739,180	6,469,254

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$321,965	150,483

Accounts payable to affiliates	60,000	60,000

United Kingdom taxes payable, including accrued interest (note 12)	495,156	488,323

Accrued expenses	179,916	185,274

Total current liabilities	1,057,037	884,080

Deferred income taxes (note 7)	—	2,208

Other non-current liabilities	26,736	—

Total liabilities	1,083,773	886,288

Stockholders’ equity (note 8):

Preferred stock, $10 par value. Authorized 600,000 shares; no shares issued	—	—

Common stock, $.0625 par value. Authorized 12,000,000 shares; issued and outstanding 9,916,154 shares	619,759	619,759

Capital in excess of par value	155,696	155,696

Retained earnings	1,879,952	4,807,511

Total stockholders’ equity	2,655,407	5,582,966

Commitments and contingencies (notes 4, 6, 8 and 12)

Total liabilities and stockholders’ equity	$3,739,180	6,469,254

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Consolidated Statements of Operations and Retained Earnings

Years ended December 31, 2001 and 2000

	2001	2000

Revenue:

Net profit interest proceeds (note 2)	$—	6,739,342

Staffing revenue (note 5)	2,682,027	2,721,012

Management revenue — related parties (note 8)	514,418	570,920

Interest income (note 2)	181,068	2,300,281

Other	33,402	305,642

	3,410,915	12,637,197

Costs and expenses:

Interest and financing costs	19,863	29,181

Exploration expenses (note 4)	1,517,272	273,591

Staffing direct costs	2,283,875	2,245,683

Amortization and depreciation	134,798	94,535

General and administrative	2,418,889	1,870,525

	6,374,697	4,513,515

Income (loss) before income taxes	(2,963,782)	8,123,682

Income tax benefit (expense) (note 6)	36,223	(222,297)

Net income (loss)	(2,927,559)	7,901,385

Accumulated earnings (deficit) at beginning of year	4,807,511	(3,093,874)

Retained earnings at end of year	$1,879,952	4,807,511

Basic and diluted earnings (loss) per common share	$(0.30)	0.80

Weighted average number of common shares outstanding	9,916,154	9,916,154

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2001 and 2000

	2001	2000

Cash flows from operating activities:

Net income (loss)	$(2,927,559)	7,901,385

Adjustments to reconcile net income (loss) to cash

provided by (used in) operating activities:

Amortization and depreciation	134,798	94,535

Impairment of oil and gas working interest	—	33,600

Loss on disposal of fixed assets	8,049	3,077

Deferred income taxes	(2,208)	(10,325)

Changes in operating assets and liabilities:

Accounts receivable and due from affiliates	(139,955)	(333,409)

Prepaid expenses and other assets	(237,847)	(19,495)

Increase (decrease) in accounts payable	171,482	(11,648)

Increase (decrease) in United Kingdom taxes payable, including accrued interest payable; and accrued expenses	1,475	(133,071)

Other noncurrent liabilities	26,736	—

Cash provided by (used in) operating activities	(2,965,029)	7,524,649

Cash flows from investing activities:

Purchase of operations and certain assets of Alliance	—	(682,232)

Purchase of oil and gas property interests	—	(33,600)

Purchases of fixed assets	(47,435)	(42,687)

Sale of fixed assets	—	200

Cash used in investing activities	(47,435)	(758,319)

Cash flows from financing activities:

Repayments to shareholder and affiliates, net	—	(1,357,636)

Net increase (decrease) in cash	(3,012,464)	5,408,694

Cash at beginning of year	5,475,156	66,462

Cash at end of year	$2,462,692	5,475,156

Cash paid for interest	$696	106,789

Cash paid for income taxes	88,193	89,000

See accompanying notes to consolidated financial statements.

(1)	Summary of Significant Accounting Policies

(a)	General

Oceanic Exploration Company (the Company) was historically engaged in a worldwide search for oil and gas reserves. The Company’s investment in oil and gas properties consists primarily of a nonoperated net profit interest in proven reserves offshore Greece (the Prinos Property). Effective March 31, 1999, the Consortium operating the Greek property relinquished its license pertaining to the development area to the Greek government. Amounts paid to the Company for its net profits interest were remitted in U.S. dollars.

Effective March 31, 2000, the Company purchased the employment operations and certain assets of Alliance Services Associates, Inc., the wholly owned subsidiary of Alliance Staffing Associates, Inc. (collectively, Alliance) for $581,000. Alliance is an employment agency located in San Diego, California. The acquisition was accounted for using the purchase method of accounting.

The Company also provides services to two related entities pursuant to management agreements. The amounts received under the agreements are based on costs relating to employee salaries and other operating expenses, plus an additional fee of 5% of the total amount.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Oil and Gas Properties

Oil and gas properties are accounted for using the full-cost method of accounting in accordance with the rules prescribed by the Securities and Exchange Commission (SEC). Under this method, all acquisition, exploration, and development costs are capitalized on a country-by-country basis as incurred. Gains or losses on disposition of oil and gas properties are recognized only when such dispositions involve significant reserves within the individual country cost pools.

Capitalized costs less related accumulated amortization may not exceed the sum of (1) the present value of future net revenue from estimated production, computed using current prices, and costs and a discount rate of 10%; plus (2) the cost of producing properties not being amortized, if any; plus (3) the lower of cost or fair value of unproved properties included in costs being amortized; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Any excess costs are recorded as additional depletion expense.

The Company’s offshore Greece oil and gas property interests represent a 15% net profit interest in such properties. The property was fully depleted for book purposes as of March 31, 1999.

The cost of undeveloped properties is excluded from amortization pending a determination of the existence of proved reserves. Such undeveloped properties are assessed periodically for impairment. The amount of impairment, if any, is added to the costs to be amortized.

(d)	Income Taxes

Income taxes are provided for using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Because many types of transactions are susceptible to varying interpretations under federal and state income tax laws and regulations, the amount reported may be subjected to change at a later date upon final determination by the taxing authorities.

(e)	Earnings (Loss) Per Share

Earnings (loss) per share is based on the weighted average number of common shares outstanding during the period.

(f)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management reviews its estimates, including those related to the recoverability and useful lives of assets as well as liabilities for income taxes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

(g)	Revenue Recognition

We recognize revenues from oil and gas interests as such revenues are earned, pursuant to contracts that provide for such interests. We provide employment services to customers that are billed on a per hour basis. Our employment service revenues are recognized as billable hours are incurred. We recognize management service revenues pursuant to contracts under which we provide management services to related parties. Management service revenues are recognized as such revenues are earned, in accordance with the related contracts. Such contracts generally provide for an annual fee which is recognized ratably over the service period.

(h)	Statement of Stockholders’ Equity

The accompanying financial statements do not include a separate statement of stockholders’ equity. During the two-year period ended December 31, 2001, there were no changes in any equity accounts other than retained earnings. The statement of operations and retained earnings reflects changes in retained earnings during the two-year period ended December 31, 2001.

(i)	Reclassifications

Certain amounts recorded in prior periods have been reclassified to conform to the current period presentation.

(2)	Net Profits Interest Proceeds

Effective January 1, 1993, the operator of the Greek properties negotiated an agreement with the Greek government which amended the original license agreement. The amendment provided for a sliding scale for calculating the operator’s recoverable costs and expenses and for the calculation of the Greek royalty interest. The working interest owner who has the contractual obligation to the Company for the 15% net profits interest asserted that the calculation of the amounts due to the Company should be based on the amended agreement with the Greek government. The Company disagreed with this interpretation and commenced a legal action in Canada seeking a declaration by the Ontario Court of Justice (General Division) in Toronto, Canada (the Court) that amounts due the Company attributable to its 15% net profits interest be calculated based on the terms of the license agreement before this amendment. In December 1996, the Company received notification that the Court had rendered a judgment in the Company’s favor.

The defendant subsequently filed a Notice of Appeal requesting that the judgment be set aside. The Appellate Court hearing before the Ontario Court of Appeal was held in June 1999. On December 16, 1999, the Company received notification that the Appellate Court had upheld the lower court’s decision.

On January 27, 2000 and February 9, 2000, the Company received $8,614,789 and $15,868, respectively, from the defendant. These amounts consisted of $6,739,342 (net of Greek taxes of $4,492,895) for net profits interest payments from January 1, 1993 through December 31, 1997, $118,255 for court costs and accrued interest of $1,773,060 (net of $197,007 of Canadian withholding taxes).

Effective March 31, 1999, the Consortium operating the Greek properties has relinquished its license to operate the Prinos oil field in Greece. However, they have retained the exploration rights in the area of the Aegean Sea over which there has been an ongoing ownership dispute between Greece and Turkey. Should the dispute be resolved and the Consortium drill and successfully develop any additional prospects, the Company would be entitled to once again receive its 15% net profits interest applicable to the working interest owner’s share. However, as the Company considers this to be unlikely under current circumstances, the Company has fully depleted its investment in Greece.

(3)	Oil and Gas Property

On September 19, 2000, the Company entered into a Participation Agreement with Mariah Energy, LLC giving the Company a 75% interest in potential oil and gas properties in Finney County, Kansas at a cost of $33,600. The agreement provided for participation in drilling an obligation test well to be spudded prior to December 15, 2000. The test well was drilled in October 2000 and determined to be a dry hole. Drilling costs of $108,750 have been expensed, as no reserves were discovered. As of December 31, 2000, an impairment reserve was recorded for the full amount of this working interest.

On December 31, 2001, all rights under the Participation Agreement expired and the cost of the working interest, plus the related impairment reserve, was written off.

(4)	Exploration Expenses

In 1974, Portugal granted an exclusive offshore concession to Petrotimor Companhia de Petroleos, S.A.R.L. (Petrotimor), a subsidiary of Oceanic, to explore for and develop oil and gas in the Timor Gap area. On January 5, 1976, subsequent to Indonesia’s unlawful invasion and occupation of East Timor, Portugal agreed to a suspension of performance under the concession agreement, based upon force majeure.

On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under the concession from Portugal, signed the Timor Gap Treaty (the Treaty), purporting to create a joint zone of cooperation whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal. The Treaty created a Joint Authority that purported to enter into production sharing contracts with various companies who have carried out exploration activities.

During 1999, the people of East Timor voted for independence from Indonesia and, the United Nations initiated a transition of East Timorese independence under the authority of the United Nations Transitional Administration in East Timor. On August 30, 2001, East Timor elected representatives to the Constituent Assembly to prepare a constitution for an independent and democratic East Timor. A draft constitution has been approved by the Constituent Assembly and East Timor will become an independent nation on May 20, 2002.

On August 21, 2001, Oceanic and Petrotimor issued a Statement of Claim out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Treaty, and the Phillips Petroleum companies operating within the Timor Gap area. Oceanic and Petrotimor claim that the Treaty and the pursuant legislation of the Australian Parliament was illegal for a number of reasons, including: (1) the Treaty and the legislation sought to claim significant portions of the continental shelf for Australia, which, under international law, belonged to East Timor, and (2) the Treaty and the legislation attempted to extinguish the property interest and rights granted by the then legitimate sovereign power, Portugal, to Oceanic and Petrotimor, without providing for just compensation. As the case involves complex issues of international and Australian constitutional law, it is expected that it will take a considerable period before the case is resolved.

In addition to the Statement of Claim issued in Australia, Oceanic has submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor, which would, if granted, expand the 1974 Petrotimor concession to correspond with the offshore area East Timor is entitled to claim under international law.

During the years ended December 31, 2001 and 2000, respectively, the Company incurred exploration expenses of $1,511,625 and $122,608 related to activity in the Timor Gap area.

In connection with the Company’s litigation over the Timor Gap area, the Company was required to escrow $185,507 in a separate bank account during 2001 as security for court costs in the event the Company’s litigation proves unsuccessful. The $185,507 has been designated as restricted cash.

(5)	Alliance Acquisition

As noted in note 1(a), the Company recorded the acquisition of Alliance using the purchase method of accounting. Under this method, the excess of the purchase price over the net assets acquired is first allocated to adjust the recorded value of the tangible and identified intangible assets acquired to their fair market value. Any excess is then recorded as goodwill. The purchase price, legal fees, and other professional fees incurred have been allocated as follows:

Cash	$34,373

Prepaid assets	10,998

Fixed assets	101,041

Goodwill	570,193

$716,605

The purchase price of $581,000 was paid to the shareholders of Alliance Staffing Associates, Inc., Karsten N. Blue and Linden P. Blue, who are the sons of James N. Blue, the Chairman of the Board and Chief Executive Officer of the Company.

(6)	Income Taxes

Income tax benefit (expense) consists of the following:

	2001	2000

Current:

Foreign – Canada	$—	(197,007)

U.S. federal	35,615	(35,615)

U.S. state	(1,600)	—

Total current income tax benefit (expense)	34,015	(232,622)

Deferred:

U.S. federal	2,208	10,325

Total income tax benefit (expense)	$36,223	(222,297)

The reconciliation between tax expense computed by multiplying pretax income by the U.S. federal statutory tax rate of 34% and the reported amount of income tax expense is as follows:

	2001	2000

Computed at U.S. statutory tax rate	$1,007,686	(2,762,052)

Decrease (increase) in the valuation allowance	(22,241)	520,088

Foreign exploration expenses not deducted for tax purposes	(513,953)	—

Foreign tax credits (recaptured) utilized, net	(315,421)	2,019,667

Adjustment of taxes provided in prior years and other, net	(119,848)	—

Income tax benefit (expense)	$36,223	(222,297)

Greek income taxes are withheld from oil and gas revenue payments to the Company. The effective Greek income tax rate applicable to the Company’s 15% net profits interest was reduced from 50% to 40% effective January 1, 1993 with respect to the Prinos and Prinos North development areas. The 50% tax rate remains effective for areas outside the development area. Included in tax expense at December 31, 2000 was $197,007 for Canadian taxes paid on proceeds from Denison. Oceanic intends to carry back the loss generated in fiscal year 2001 for a refund of taxes paid for fiscal year 2000 and accordingly has recorded $177,193 as a receivable that is included in miscellaneous accounts receivable at December 31, 2001.

As discussed in note 2, the case against the working interest owner of the Greek properties was heard in Canadian courts. When the defendant and the Company came to an agreement in early 2000, Canadian income tax was withheld from accrued interest that was paid to the Company by the defendant. The Company is allowed to take a foreign tax credit for the amount withheld and submitted to Revenue Canada.

At December 31, 2001 and 2000, significant components of deferred tax assets and liabilities (excluding unused foreign tax credits) are as follows:

	2001	2000

Deferred tax assets:

Oil and gas properties, principally due to

differences in depreciation and depletion

and impairment	$152,511	150,404

Goodwill amortization	32,134	13,772

Other	23,308	21,536

	207,953	185,712

Valuation allowance	(207,953)	(185,712)

Deferred liabilities:

Other	—	(2,208)

Net deferred tax liabilities	$—	(2,208)

The deferred tax asset at December 31, 2001, for which a valuation allowance has been recorded, will be recognized when its realization is more likely than not.

(7)	Common Stock

The Company adopted an incentive plan in June 1976, which reserved 500,000 shares of common stock for stock options and 200,000 shares for stock grants to be awarded to Company officers, directors, and employees, including certain eligible consultants. At December 31, 2001, no stock options or grants were outstanding. At that date, 223,500 shares were available for future stock option awards, and 115,626 shares were available for future stock grants.

(8)	Related Party Transactions

The Company provides management services to Cordillera Corporation (Cordillera), the beneficial controlling shareholder of the Company, and to San Miguel Valley Corporation (SMVC), an affiliate of Cordillera, under agreements providing for payments to the Company based on costs for actual time and expenses plus an additional fee of 5% of the total amount. During the years ended December 31, 2001 and 2000, such fees amounted to approximately $448,000 and $571,000, respectively, and have been included as other revenue in the accompanying consolidated statements of operations.

The Company contributes for all qualified employees amounts to a defined contribution pension plan and a 401(k) plan administered by Cordillera. The Company makes contributions to these plans in accordance with the respective plan documents. During the years ended December 31, 2001 and 2000, the Company recorded expense of $83,019 and $78,884, respectively, under these plans.

Additionally, the Company has taken over as plan sponsor for the Alliance 401(k) plan that was established July 1, 1993. According to plan documents, employer contributions are discretionary. The Company did not record any expense under this plan during the nine months ended December 31, 2000 and the year ended December 31, 2001.

During August 2000, the Company relocated its corporate offices due to condemnation proceedings at the old location to allow for highway widening and light rail construction. The new office building is owned by Sorrento West Properties, Inc., a company indirectly owned and controlled by an officer and director of the Company. Under the terms of the new office building lease, dated September 1, 2000, the Company leases 4,990 square feet of space at an annual cost of $18.00 per square foot for the first 36 months rising to an annual cost of$18.50 per square foot for the next 24 months.

The Company leases office space from an unrelated party in San Diego for the Alliance operations. Under the terms of a three year lease, beginning November 15, 2001, the Company leases 5,795 square feet of space at an annual cost of $20.40 per square foot. The lease contains a 3% escalation clause, effective on each anniversary date.

Rent expense for the years ended December 31, 2001 and 2000, were $153,057 and $102,168, respectively. Future minimum lease payments under noncancelable operating leases for office space are as follows:

Year ended December 31:
2002	$208,481

2003	212,873

2004	202,055

2005	61,543

$684,952

(9)	Supplemental Financial Data – Oil and Gas Producing Activities

The following information is presented in accordance with Statement of Financial Accounting Standards No. 69, Disclosure about Oil and Gas Producing Activities (SFAS No. 69).

(a)	Disclosures About Capitalized Costs and Costs Incurred

Capitalized costs related to oil and gas producing activities are as follows:

	2001	2000

Unproved properties (domestic)	$—	33,600

Proved properties (foreign)	39,000,000	39,000,000

Accumulated amortization, depletion, and impairment allowance	(39,000,000)	(39,033,600)

	$—	—

Costs incurred in oil and gas producing activities for the years ended December 31, 2001 and 2000 were approximately as follows:

	2001	2000

Exploration costs (see note 4)	$1,517,272	273,591

Impairment	—	33,600

(b)	Oil and Gas Revenue

Results of operations from oil and gas producing activities in Greece for the years ended December 31, 2001 and 2000 are as follows:

	2001	2000

Net profits interest proceeds, net of Greek taxes	$—	6,739,342

	$—	6,739,342

The Company’s gross revenues are burdened only by Greek income taxes. The Company had no production costs since its property interest was a net profit interest.

(10)	Information Concerning Business Segments

As discussed in notes 1 and 5, the Company acquired Alliance effective March 31, 2000. Upon this acquisition, the Company began operating in two business segments, oil and gas exploration and employment operations. The Company’s oil and gas exploration activities have generally consisted of exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. The objective of the Company’s employment operations is to provide services consisting of executive search, professional and technical placement, human resources consulting, site management and contract staffing to companies in the San Diego area.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see note 1). The Company evaluates its segments based on operating income of the respective divisions.

The table below presents certain financial information for the Company’s operating segments as of and for the years ended December 31, 2001 and 2000.

	Oil and gas
	exploration,	Employment
	including corporate	operations	Total

Year ended December 31, 2001:

Revenue	$709,468	2,701,447	3,410,915

Interest income	178,731	2,337	181,068

Loss before taxes	(2,309,351)	(654,431)	(2,963,782)

Total assets	2,818,596	920,584	3,739,180

Capital expenditures	25,304	22,131	47,435

Exploration expenses	1,517,272	—	1,517,272

Staffing direct costs	—	2,283,875	2,283,875

Amortization and depreciation	7,977	126,821	134,798

Year ended December 31, 2000:

Revenue	9,916,185	2,721,012	12,637,197

Interest income	2,298,101	2,180	2,300,281

Income (loss) before taxes	8,490,809	(367,127)	8,123,682

Total assets	5,482,979	986,275	6,469,254

Capital expenditures	67,811	690,708	758,519

Exploration expenses	273,591	—	273,591

Staffing direct costs	—	2,245,683	2,245,683

Amortization, depreciation, and impairment	36,342	91,973	128,135

(11)	Significant Customers

As of December 31, 2001, the Company had accounts receivable from a significant customer totaling approximately $115,000. The same customer accounted for approximately 24% of the Company’s revenue during the year ended December 31, 2001.

(12)	Commitments and Contingencies

Prior to 1985 the Company had subsidiaries operating in the United Kingdom. During 1985 the subsidiaries disposed of an interest in a license. The Company has been advised there may be taxable capital gains resulting from the transaction and further, there does not appear to be a statute of limitations with respect to collection of taxes. The Company has accrued the estimated capital gains tax liability and continues to accrue interest thereon.

The Company is a party to certain legal proceedings and claims in the ordinary course of its business. The Company believes that the outcome of these matters will not have a material adverse effect on its financial condition, results of operations or liquidity.

APPENDIX I
FORM OF SUBSCRIPTION AGREEMENT

PLEASE CAREFULLY REVIEW THE INSTRUCTIONS

OCEANIC EXPLORATION COMPANY SUBSCRIPTION AGREEMENT

         This Subscription Agreement represents a subscription to acquire the number of shares of common stock of Oceanic Exploration Company set forth below at a subscription price of $.15 per share for the total subscription price set forth below. The registered owner named below is entitled to subscribe for full shares of common stock pursuant to subscription rights granted to stockholders upon the terms and conditions set forth in the related prospectus. For each share of common stock subscribed for, the subscription price of $.15 must be forwarded to Oceanic Exploration Company.

         THE SUBSCRIPTION RIGHTS EXPIRE AT 5:00 P.M. DENVER, COLORADO TIME ON DECEMBER 16, 2002. NO SUBSCRIPTION AGREEMENTS WILL BE ACCEPTED THEREAFTER.

Stockholder Name:

Stockholder Address:

Number of Shares Owned By
Stockholder on November 7, 2002:

Number of Shares Subject To Basic Subscription Rights:

Section 1 — SUBSCRIPTION AND SIGNATURE

         I hereby irrevocably subscribe for the number of shares of common stock as indicated below, on the terms specified in the related Prospectus.

a.	Subscription:		Shares

b.	Over-Subscription:		Shares
(no more than 21,000,000 less
the number subscribed for in (a))

c.	Total Subscription (a + b):		Shares

d.	Total Cost (c x $.15 rounded up to whole cents):	$

Signature of Stockholder:                         Telephone Number: (      )

Section 2 — ADDRESS FOR DELIVERY OF STOCK CERTIFICATE IF DIFFERENT FROM ABOVE

INSTRUCTIONS FOR USE OF SUBSCRIPTION AGREEMENT

         Each stockholder of Oceanic Exploration Company has the right to subscribe for 2.1177565 shares of common stock for each full share of common stock of Oceanic Exploration (the “Rights”) owned of record at the close of business on November 7, 2002 (the “Record Date”). The number of shares of common stock you are entitled to subscribe for appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by 2.1177565 and rounding up to the nearest whole number. The Subscription Price of $.15 is needed to subscribe for each share of common stock. See the prospectus for detailed information on these options. You may also subscribe for common stock pursuant to an Over-Subscription Privilege. To exercise your Rights, you must complete the appropriate sections on the Subscription Agreement. If you wish to exercise your Rights or the Over-Subscription Privilege, you must do so by no later than 5:00 p.m., Denver, Colorado time on December 16, 2002. Rights may be exercised only through Oceanic Exploration. As described below, Rights are not transferable.

TO EXERCISE YOUR RIGHTS-PLEASE COMPLETE AND RETURN
THE SUBSCRIPTION AGREEMENT

1.     Complete “SECTION 1-SUBSCRIPTION AND SIGNATURE.”

         a.     Basic Subscription Rights. Enter the number of shares you intend to purchase under your Basic Subscription Rights. The maximum number of shares you may purchase on Basic Subscription appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by 2.1177565 and rounding up to the nearest whole number.

         b.     Over-Subscription. Enter the number of shares you desire to purchase under your Over-Subscription Privilege. The Over-Subscription Privilege is available only if you exercised all of your Basic Subscription Rights. The maximum number of shares that you can purchase on Over-Subscription is 21,000,000 shares less the number of shares you purchased on Basic Subscription Rights. The number of shares that will actually be purchased by you will be subject to a pro rata allocation, based on the number of shares you purchased through the Basic Subscription Privilege in proportion to the total number of shares that you and other over-subscribing stockholder purchased through the Basic Subscription Privilege, if there are not enough shares remaining after the Basic Subscription Rights to completely fill all requests for purchases on Over-Subscription. However, if your pro rata allocation exceeds the number of shares you requested in the Over-Subscription, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their Over-Subscription Privileges.

         When you send in your Subscription Agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your Basic Subscription Privilege). Oceanic has the discretion to issue less than the total number of shares that may be available for Over-Subscription requests in order to comply with state securities laws.

         NWO Resources, Inc. and its major stockholder, Cordillera Corporation, two of Oceanic Exploration’s principal stockholders, have stated their intention to fully exercise their basic subscription rights and, if the rights offering is under subscribed, to purchase additional shares that are not subscribed for by other stockholders in the rights offering, to the extent that shares are available. They have indicated that there is no minimum number of shares that other stockholders must subscribe for before they will consider purchasing the additional shares. NWO Resources, Inc. and Cordillera Corporation are not obligated to exercise their basic subscription privileges or purchase all unsubscribed shares and may later determine not to do so.

         c.     Total Subscription. Enter the total number of shares you want to purchase in the offer. This number is the sum of the number of shares you are purchasing on Basic Subscription Rights plus the number of shares you desire to purchase on Over-Subscription.

         d.     Total Cost. Enter the total cost of your subscription. Your total cost is the dollar number obtained when you multiply the number of shares shown under Total Subscription by $.15, the Subscription Price per share and rounding up to the nearest whole cent.

2.     Sign the Subscription Agreement in the space provide at the bottom of Section 1. Include your daytime telephone number in the space provided.

3.     Enclose the executed Subscription Agreement, together with a certified check, bank draft (cashier’s check) drawn on a U.S. bank, or money order made payable to “Oceanic Exploration Company” in the amount of the Total Cost (Item d. of Section 1) in the envelope provided. If you use your own envelope, address it to Oceanic Exploration Company, 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. You may also personally deliver your Subscription Agreement and payment to Oceanic Exploration Company, 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111.

4.     Mail or deliver your executed Subscription Agreement and payment for the Total Cost on a timely basis so that it is received by Oceanic Exploration by no later than 5:00 P.M. Denver, Colorado time on December 16, 2002 (the “Expiration Date”). If Oceanic Exploration has not received your Subscription Agreement and payment for the Total Cost by 5:00 p.m. Denver, Colorado time on the Expiration Date, you will not be entitled to purchase shares pursuant to the Rights. Accordingly, if you are sending your executed Subscription Agreement and payment by mail, please allow sufficient time for them to be received by Oceanic Exploration prior to 5:00 p.m. on the Expiration Date.

No Minimum Any or All Offering

         The Rights Offering is being made on an any or all basis, which means that Oceanic Exploration may accept any subscription received even if all 21,000,000 shares of common stock offered are not subscribed for in the Rights Offering.

No Recommendation

         Oceanic Exploration is not making any recommendation as to whether or not you should exercise your Rights. You should make your decision based on your own assessment of your best interests.

Cancellation Right

         The Board of Directors of Oceanic Exploration may cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). If Oceanic Exploration cancels the Rights offering, any funds you paid will be refunded within 15 business days, without interest.

Non-transferability of Subscription Rights

         Except in the limited circumstance described below, only you may exercise the Basic Subscription Privilege and the Over-Subscription Privilege. You may not sell, give away or otherwise transfer the Basic Subscription Privilege or the Over-Subscription Privilege.

         Notwithstanding the foregoing, your Rights may be transferred by operation of law or through involuntary transfers. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the Rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Shares Held for Others

         If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the Subscription Agreement and submit it to us with the proper payment.

         If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

         If you do not specify the number of shares of common stock being subscribed for in your Subscription Agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment received from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your Basic Subscription Privilege;

(2) to subscribe for shares of common stock until your Basic Subscription Privilege has been fully exercised;

(3) to subscribe for additional shares of common stock pursuant to the Over-Subscription Privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

         Oceanic Exploration will not issue shares of common stock in the rights offering to California residents who do not meet the suitability requirements described in the Prospectus. State securities laws require an offering to be registered or exempt in each state where the offering is made. Oceanic Exploration believes it has complied with the registration or exemption requirements in all states where it knows stockholders reside. If you are resident in another jurisdiction, Oceanic Exploration will not be required to issue common stock to you pursuant to the rights offering if it is advised by counsel that the cost of compliance with the local securities laws will substantially exceed your subscription amount.

Oceanic Exploration’s Decision Binding

         All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription will be determined by Oceanic Exploration, and its determinations will be final and binding. In its sole discretion, Oceanic Exploration may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Oceanic Exploration determines in its sole discretion. Oceanic Exploration will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

No Revocation

         Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $.15 per share.

Shares of Common Stock Outstanding after the Rights Offering

         Assuming Oceanic Exploration issues all of the shares of common stock offered in the rights offering, approximately 30,916,154 shares of common stock will be issued and outstanding. This would represent an approximate 212% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

Fees and Expenses

         You are responsible for paying commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Oceanic Exploration will not pay these expenses.

Rejection Right

         Oceanic Exploration reserves the right to reject any Subscription Agreement and payment not properly submitted. Oceanic Exploration has no duty to give notification of defects in any Subscription

Agreement or payment and will have no liability for failure to give such notification. Oceanic Exploration will return any Subscription Agreement or payment not properly submitted.

         STOCKHOLDERS SHOULD CAREFULLY REVIEW THE RELATED PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE RIGHTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation’s request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Our Bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by the Delaware Law.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with this rights offering are set forth below:

Expenses	Amount

Securities and Exchange Commission filing fee	$290

Blue Sky fees and expenses	$10,000

Accounting fees and expenses	$10,000

Legal fees and expenses	$100,000

Transfer agent and registrar fees and expenses	$2,000

Printing and electronic transmission expenses	$10,000

Postage	$2,000

Miscellaneous	$1,710

Total	$136,000

Item 26. Recent Sales of Unregistered Securities

         We have not sold any securities within the past three years without registration under the Securities Act.

Item 27. Exhibits

         (a)  Exhibits filed herewith are listed below and if not located in another previously filed registration statement or report, are attached to this registration statement at the pages set out below. The “Exhibit Number” below refers to the Exhibit Table in Item 601 of Regulation S-B.

Exhibit Number	Name of Exhibit	Location

2.1	Agreement of Purchase and Sale of Assets between Oceanic Exploration Company, Alliance Services Associates, Inc., Alliance Staffing Associates, Inc. and the parties executing the Agreement as shareholders of Alliance Staffing Associates, Inc. Pursuant to Item 601(b)(2) of Regulation S-X, the Exhibits referred to in the Agreement are omitted. We agree to furnish supplementally a copy of such Exhibit to the Commission upon request	Exhibit 99.1 of Form 8-K dated March 31, 2000

3.1	Certificate of Incorporation (including all amendments)	Exhibit 3 of the Report on Form 10-K for the year ended September 30, 1980 (SEC File No. 000-06540)

3.2	Bylaws (including all amendments)	Exhibit 3.1 of Form 8 (Amendment No. 1 to 10-K Report) date June 1, 1982 (SEC File No. 000-06540)

3.3	Form of Amended and Restated Certificate of Incorporation	**

5.1	Opinion of Callister Nebeker & McCullough

10.1	Memorandum of Agreement dated June 30, 1976 between Oceanic Exploration Company and Denison Mines Limited	Exhibit 9.2 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540)

10.2	Letter Agreement dated July 28, 1976 amending Agreement of June 30, 1976	Exhibit 9.3 of the Report on Form 10-K for the year ended September 30, 1976

(SEC File No. 000-06540)

10.3	Amendment dated August 27, 1976 to Agreement of June 30, 1976	Exhibit 9.4 of the Report on Form 10-K for the year ended September 30, 1976

(SEC File No. 000-06540)

10.4	Management Agreement with Cordillera Corporation dated January 1, 2000	Exhibit 10.2 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.5	Management Agreement with San Miguel Valley Corporation dated January 1, 2000	Exhibit 10.3 of the Report of Form 10-QSB for the quarter ended March 31, 2000

Exhibit Number	Name of Exhibit	Location

10.6	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Services Associates, Inc.	Exhibit 99.2 of the Report of Form 8-K dated March 31, 2000

10.7	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Staffing Associates, Inc.	Exhibit 99.3 of the Report of Form 8-K dated March 31, 2000

10.8	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Karsten N. Blue	Exhibit 99.4 of the Report of Form 8-K dated March 31, 2000

10.9	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Linden P. Blue	Exhibit 99.5 of the Report of Form 8-K dated March 31, 2000

10.10	Office Building lease with Sorrento West Properties, Inc. dated September 1, 2000	Exhibit 10 the Report on Form 10-QSB for the quarter ended September 30, 2000

10.11	Employment Agreement with Maureen Sullivan, President of Alliance Division	Exhibit 10.16 of the Report on Form 10-KSB for the year ended December 31, 2000

10.12	Management Agreement with Points Four World Travel, Inc. dated April 1, 2001	Exhibit 10.1 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.13	Office Building Lease with Sorrento Square, LLC dated October 18, 2001	Exhibit 10.2 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.14	Concession Contract between the Portuguese Government (by the Minister for Overseas) and Petrotimor Companhia de Petroléos, S.A.R.L. dated December 11, 1974	*

10.15	Demand Promissory Note (Line of Credit) dated August 15, 2002	*

10.16	Farm-out Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.4 of the Report on Form 10-KSB for the year ended March 31, 1995

10.17	Letter Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.5 of the Report on Form 10-KSB for the year ended March 31, 1995

10.18	Letter of Indemnification with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.6 of the Report on Form 10-KSB for the year ended March 31, 1995

10.19	Participation Agreement among Oceanic Exploration Company and Mariah Energy, L.L.C. and Daniel R. Sommer dated September 5, 2000	**

10.20	Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan amended and restated as of January 1, 2001	**

Exhibit Number	Name of Exhibit	Location

10.21	Cordillera and Affiliated Companies Money Purchase Pension Plan amended and restated as of January 1, 2001	**

10.22	Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan Restated Adoption Agreement for Oceanic Exploration Company and Oceanic International Properties Corporation effective January 1, 2001	**

10.23	Cordillera and Affiliated Companies Money Purchase Pension Plan Restated Adoption Agreement for Oceanic Exploration Company and Oceanic International Properties Corporation effective January 1, 2001	**

10.24	Service Agreement between Oceanic Exploration Company and Cordillera Corporation dated September 1, 2002	**

21.1	Subsidiaries of Oceanic Exploration Company	*

23.1	Consent of KPMG LLP

23.2	Consent of Callister Nebeker & McCullough (included in Exhibit 5.1)

24.1	Power of Attorney	*

*	Previously filed on August 19, 2002.

**	Previously filed on October 3, 2002

Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer and the number of shares of common stock acquired by NWO Resources, Inc. or Cordillera Corporation, if any. If NWO Resources, Inc. or Cordillera Corporation makes any subsequent public offering of the common stock registered under this registration statement, we will file a post-effective amendment to state the terms of such offering.

         The undersigned registrant hereby undertakes that it will (1) for determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective and (2) for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on October 30, 2002.

OCEANIC EXPLORATION COMPANY

By:	/s/ Charles N. Haas Charles N. Haas President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

Signature	Title	Date

/s/ Charles N. Haas Charles N. Haas	President and Director (Principal Executive Officer)	October 30, 2002

/s/ Phylis J. Anderson Phylis J. Anderson	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 30, 2002

*	Chairman of the Board of Directors and Chief Executive Officer	October 30, 2002
James N. Blue

*	Vice President — International Exploration and Director	October 30, 2002
John L. Redmond

*	Director	October 30, 2002
Sidney H. Stires

*	Director	October 30, 2002
Gene E. Burke, M.D.

*By:	/s/ Charles N. Haas Charles N. Haas As Attorney in Fact

Exhibit Number	Name of Exhibit	Location

2.1	Agreement of Purchase and Sale of Assets between Oceanic Exploration Company, Alliance Services Associates, Inc., Alliance Staffing Associates, Inc. and the parties executing the Agreement as shareholders of Alliance Staffing Associates, Inc. Pursuant to Item 601(b)(2) of Regulation S-X, the Exhibits referred to in the Agreement are omitted. We agree to furnish supplementally a copy of such Exhibit to the Commission upon request	Exhibit 99.1 of Form 8-K dated March 31, 2000

3.1	Certificate of Incorporation (including all amendments)	Exhibit 3 of the Report on Form 10-K for the year ended September 30, 1980 (SEC File No. 000-06540)

3.2	Bylaws (including all amendments)	Exhibit 3.1 of Form 8 (Amendment No. 1 to 10-K Report) date June 1, 1982 (SEC File No. 000-06540)

3.3	Form of Amended and Restated Certificate of Incorporation	**

5.1	Opinion of Callister Nebeker & McCullough

10.1	Memorandum of Agreement dated June 30, 1976 between Oceanic Exploration Company and Denison Mines Limited	Exhibit 9.2 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540)

10.2	Letter Agreement dated July 28, 1976 amending Agreement of June 30, 1976	Exhibit 9.3 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540)

10.3	Amendment dated August 27, 1976 to Agreement of June 30, 1976	Exhibit 9.4 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540)

10.4	Management Agreement with Cordillera Corporation dated January 1, 2000	Exhibit 10.2 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.5	Management Agreement with San Miguel Valley Corporation dated January 1, 2000	Exhibit 10.3 of the Report of Form 10-QSB for the quarter ended March 31, 2000

Exhibit Number	Name of Exhibit	Location

10.6	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Services Associates, Inc.	Exhibit 99.2 of the Report of Form 8-K dated March 31, 2000

10.7	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Staffing Associates, Inc.	Exhibit 99.3 of the Report of Form 8-K dated March 31, 2000

10.8	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Karsten N. Blue	Exhibit 99.4 of the Report of Form 8-K dated March 31, 2000

10.9	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Linden P. Blue	Exhibit 99.5 of the Report of Form 8-K dated March 31, 2000

10.10	Office Building lease with Sorrento West Properties, Inc. dated September 1, 2000	Exhibit 10 the Report on Form 10-QSB for the quarter ended September 30, 2000

10.11	Employment Agreement with Maureen Sullivan, President of Alliance Division	Exhibit 10.16 of the Report on Form 10-KSB for the year ended December 31, 2000

10.12	Management Agreement with Points Four World Travel, Inc. dated April 1, 2001	Exhibit 10.1 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.13	Office Building Lease with Sorrento Square, LLC dated October 18, 2001	Exhibit 10.2 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.14	Concession Contract between the Portuguese Government (by the Minister for Overseas) and Petrotimor Companhia de Petroléos, S.A.R.L. dated December 11, 1974	*

10.15	Demand Promissory Note (Line of Credit) dated August 15, 2002	*

10.16	Farm-out Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.4 of the Report on Form 10-KSB for the year ended March 31, 1995

10.17	Letter Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.5 of the Report on Form 10-KSB for the year ended March 31, 1995

10.18	Letter of Indemnification with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.6 of the Report on Form 10-KSB for the year ended March 31, 1995

10.19	Participation Agreement among Oceanic Exploration Company and Mariah Energy, L.L.C. and Daniel R. Sommer dated September 5, 2000	**

10.20	Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan amended and restated as of January 1, 2001	**

Exhibit Number	Name of Exhibit	Location

10.21	Cordillera and Affiliated Companies Money Purchase Pension Plan amended and restated as of January 1, 2001	**

Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan Restated Adoption Agreement for Oceanic Exploration

10.22	Company and Oceanic International Properties Corporation effective January 1, 2001	**

10.23	Cordillera and Affiliated Companies Money Purchase Pension Plan Restated Adoption Agreement for Oceanic Exploration Company and Oceanic International Properties Corporation effective January 1, 2001	**

10.24	Service Agreement between Oceanic Exploration Company and Cordillera Corporation dated September 1, 2002	**

21.1	Subsidiaries of Oceanic Exploration Company	*

23.1	Consent of KPMG LLP

23.2	Consent of Callister Nebeker & McCullough (included in Exhibit 5.1)

24.1	Power of Attorney	*

*	Previously filed on August 19, 2002.

**	Previously filed on October 3, 2002